Exhibit 99.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

DARAMIC ACQUISITION CORP.,

POLYPORE BV

AND

POLYPORE INTERNATIONAL, INC.

(SOLELY FOR PURPOSES OF SECTION 11.18)

AND

SEVEN MILE CAPITAL PARTNERS TOP, INC.

AND

SASR ZWEIUNDFÜNFZIGSTE BETEILIGUNGSVERWALTUNG GMBH

Dated as of September 27, 2013

(continued)

(continued)

(continued)

TABLE OF SCHEDULES

Schedule 1.1-1	Permitted Liens
Schedule 1.1-3	Terminable Contracts
Schedule 2.2(b)	Net Working Capital Adjustment Methodology
Schedule 3.4(a)	Financial Statements
Schedule 3.4(b)	Intercompany Debt
Schedule 3.7	Capitalization of the Business Entities
Schedule 3.8(a)	Owned Real Property
Schedule 3.8(b)	Leased Real Property
Schedule 3.11(a)	Key Customers
Schedule 3.11(b)	Key Suppliers
Schedule 3.12	Proceedings
Schedule 3.13	Intellectual Property
Schedule 3.14	Material Contracts
Schedule 3.14(x)	Material Contracts Subject to Confidentiality
Schedule 3.15	Permits
Schedule 3.16	Insurance
Schedule 3.16(b)	Environmental Insurance
Schedule 3.17	Employee Benefit Plans
Schedule 3.18	Employment and Labor
Schedule 3.19	Taxes
Schedule 3.21	Environmental Conditions
Schedule 3.23	Transactions with Affiliates
Schedule 5.1	Conduct of the Business
Schedule 5.1(e)	Certain Employees
Schedule 5.1(j)	Maintenance Capital Expenditures

v

TABLE OF EXHIBITS

Exhibit A:	Share Transfer Agreement

Exhibit B:	Shared IP License Agreement

Exhibit C:	Transition Services Agreement

Exhibit D:	Supply Agreement

Exhibit E:	Technical Services Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into as of September 27, 2013, by and among DARAMIC ACQUISITION CORP., a Delaware corporation (“Daramic”), POLYPORE BV, a corporation organized and existing under the laws of The Netherlands (“Polypore BV” and together with Daramic, “Sellers”), POLYPORE INTERNATIONAL, INC., a corporation organized under the laws of Delaware and the ultimate parent of Sellers (“Seller Parent”) (solely for purposes of Section 11.18), SEVEN MILE CAPITAL PARTNERS TOP, INC., a Delaware corporation (“U.S. Buyer”) and SASR ZWEIUNDFÜNFZIGSTE BETEILIGUNGSVERWALTUNG GMBH, an Austrian limited liability company with its corporate seat in Vienna, Austria, and registered in the companies register of the Vienna Commercial Court under FN 398930 m (“Austrian Buyer” and, together with U.S. Buyer, “Buyers”).  Sellers and Buyers are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Business Entities are engaged in the Business;

WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to acquire from Sellers, all of the outstanding capital stock of MP Assets Corp. and all of the outstanding ownership interests in Separatorenerzeugung Holding GmbH;

WHEREAS, the Parties desire to enter into a license agreement at the Closing, pursuant to which Sellers or certain of their Affiliates would license to Buyers or their Affiliates (including, following the Closing, the Business Entities) certain Intellectual Property used in the Business;

WHEREAS, the Parties desire to enter into a transition services agreement at Closing, pursuant to which Sellers or certain of their Affiliates would provide to Buyers or their Affiliates (including, following the Closing, the Business Entities) certain short-term transition services with respect to the Business;

WHEREAS, the Parties desire to enter into a technical services agreement at Closing, pursuant to which Sellers or certain of their Affiliates would provide to Buyers or their Affiliates (including, following the Closing, the Business Entities) certain short-term technical services with respect to the Business;

WHEREAS, the Parties desire to enter into a supply agreement at the Closing, pursuant to which Buyers would supply to Sellers or certain of their Affiliates certain products currently supplied by the Business to certain of the Sellers’ Affiliates;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of the above-described transactions; and

WHEREAS, simultaneously herewith, substantially all of the providers of equity capital to the Buyers (with Kayne Anderson Mezzanine Advisors, LLC, the “Buyer Equity Providers”) have executed and delivered to Sellers those certain Guarantee Agreements, dated as of the date hereof (the “Buyers Guarantees”), made in favor of Sellers and guaranteeing Buyers’ due and punctual payment of the Buyers Fee.

NOW, THEREFORE, intending to be bound legally, and in consideration of the mutual covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1                                    Defined Terms.  All capitalized terms not otherwise defined elsewhere in this Agreement shall have the meanings ascribed to such terms in this Section 1.1.

“Acquisition Date” means February 29, 2008.

“Acquisition Proposal” means (a) any bona fide inquiry, proposal, discussions, negotiations or offer relating to any sale, lease, exchange, transfer or other disposition of all or any part of the Business or the material assets or properties of the Business Entities, whether by merger, consolidation, business combination, stock or asset sale, disposition, similar transaction or otherwise, other than the sale of their respective products in the ordinary course of business, or (b) any acquisition by any Person or group of Persons resulting in, or inquiry, proposal, discussions, negotiations or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, more than twenty percent (20%) of the total voting power or of any class of equity securities of any Business Entity.

“Adjustment Assets” means, without duplication, net accounts receivable and all other current assets of the Business other than (a) any Tax assets and deferred Tax assets and (b) any cash, cash equivalents or securities held in the securities account(s) maintained in connection with the Feistritz Lease, determined in accordance with GAAP (except as otherwise provided in this Agreement).

“Adjustment Liabilities” means, without duplication, all current liabilities of the Business, including Transaction Expenses and any Indebtedness of the Business to the extent unpaid at Closing, other than any Tax liabilities and deferred Taxes, determined in accordance with GAAP (except as otherwise provided in this Agreement).

“Adjustment Time” means 11:59 p.m. (Charlotte, North Carolina time) on the Closing Date.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

“Agreement” means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Antitrust Laws” means, without limitation, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any international, federal, state, or other antitrust or unfair competition statute, law, rule, regulation, principle, prohibition, proscription, or decree, including without limitation common law and equity, that applies or relates to monopolization, attempted monopolization, abuse of dominance, restraints of trade, unfair or deceptive trade practice, consumer protection, or price discrimination or other conduct undertaken with similar purpose or effect.

“Austrian Merger” means the merger between Daramic Austria as transferring entity and Separatorenerzeugung Holding as receiving entity.

“Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, including each multiemployer plan within the meaning of Section 3(37) of ERISA, and (ii) other compensation and employee benefit plan, policy, program, arrangement and payroll practice (other than regular base salary or hourly wages), including each bonus, incentive, profit-sharing, stock option, stock purchase, other equity-based, employment or individual independent contractor (other than arrangements that may be terminated by Sellers or any of their Affiliates (including the Business Entities) at will without cost or penalty), vacation or other leave, change in control, retention, severance, collective bargaining, employee loan, fringe benefit, deferred compensation and other benefit plans, policies, programs, arrangements and payroll practices, in each case of (i) or (ii) established, maintained or contributed to (or for which there is an obligation to contribute to) by Sellers or any of their Affiliates (including the Business Entities) for the benefit of any Business Employees or under which the Business Entities have any current or potential liability, other than a Governmental Plan.

“Business” means the Business Entities’ current business of developing, manufacturing and marketing battery separators for deep-cycle flooded lead-acid batteries and a line of separators for the motive, stationary and automotive end markets, including, at a minimum, the Microporous business as defined in the FTC Order.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banks are required or authorized to be closed in the State of New York or in Vienna, Austria.

“Business Employees” means the individuals employed by the Business Entities primarily in connection with the Business immediately prior to the Closing, including in each case all such individuals on vacation, sick leave, jury duty, bereavement leave, or leave of absence, including maternity and paternity leave, family medical leave, short term disability, workers’ compensation and military leave or any other leave of absence with a legal right to return to work.

“Business Entities” means MP Assets Corp., Microporous Holding, Daramic Holding, Microporous Products, Separatorenerzeugung Holding, and Daramic Austria.

“Business Entity Benefit Plan” means each material Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by a Business Entity and does not cover any Person other than a Business Employee or a former employee of any Business Entity (or eligible dependents thereof), including, for the avoidance of doubt, the U.S. Business Entity Benefit Plans.

“Business Intellectual Property” means all Intellectual Property owned or used by the Business Entities.

“Buyer Fundamental Warranties” means the representations and warranties contained in Sections 4.1, 4.2, and 4.6.

“Change of Control Payments” means any and all management sale bonuses, transaction bonuses, change of control, retention or similar compensatory payments due or payable to any Business Employee as a result of the transactions contemplated hereby, the entry into or adoption of this Agreement or any Related Agreement.

“Closing” means the consummation of the transactions contemplated herein in accordance with Article 8.

“Closing Date” means the date on which the Closing occurs or is to occur.

“Closing Net Working Capital” means an amount equal to the Adjustment Assets less the Adjustment Liabilities, as of the Adjustment Time, calculated in a manner consistent with the preparation and the calculation of the Net Working Capital Adjustment Methodology.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information Memorandum” means that certain confidential information memorandum prepared in connection with the syndication of the Debt Financing.

“Confidential Microporous Information” means any non-public information relating to Microporous either prior to or after the Closing Date, including, but not limited to, all customer lists, price lists, distribution or marketing methods, or Intellectual Property relating to Microporous that was obtained by Sellers or their Affiliates prior to the Closing Date or obtained by Sellers or their Affiliates after the Closing Date in the course of performing their obligations under this Agreement or the Related Agreements; provided, however, that Confidential Microporous Information shall not include (i) information that Sellers or their Affiliates can demonstrate they obtained prior to the Acquisition Date (other than information obtained from Microporous during due diligence pursuant to any confidentiality or non-disclosure agreement); (ii) information that was in the public domain when received by Sellers or their Affiliates; (iii) information that was not in the public domain when received by Sellers or their Affiliates but thereafter becomes public through no act or failure to act by Sellers or their Affiliates; (iv) information that Sellers or their Affiliates develop or obtain independently, without violating any applicable Law or the FTC Order; and (v) information that becomes known to Sellers or their Affiliates from a third party not in breach of applicable Law or a confidentiality obligation with respect to the information.

“Confidential Seller Information” means any non-public information relating to Other Seller Businesses, including, but not limited to, all customer lists, price lists, distribution or marketing methods, or Intellectual Property relating to Other Seller Businesses; provided, however, that Confidential Seller Information shall not include (i) information that was in the public domain when received by Buyers or their Affiliates; (ii) information that was not in the public domain when received by Buyers or their Affiliates but thereafter becomes public through no act or failure to act by Buyers or their Affiliates; (iii) information that Buyers or their Affiliates develop or obtain independently, without violating any applicable Law; (iv) information that becomes known to Buyers or their Affiliates from a third party not in breach of applicable Law or a confidentiality obligation with respect to the information; and (v) any Confidential Microporous Information.

“Confidentiality Agreement” means that certain confidentiality agreement, dated December 18, 2012, by and between Seller Parent and Seven Mile Capital Partners, LLC, an affiliate of Buyers.

“Consent” means a consent, waiver, authorization or approval of, or a filing, declaration or registration with, a Person.

“Contracts” means all contracts, leases, binding sales or purchase orders, indentures, mortgages, notes, non-governmental licenses and other agreements, including any amendments and other modifications thereto.

“Customer” means any Person that is a direct or indirect purchaser of lead-acid battery separators from Sellers or their Affiliates.

“Daramic Austria” means Daramic Austria GmbH, an Austrian limited liability company and, prior to the Austrian Merger, a wholly owned direct subsidiary of Separatorenerzeugung Holding.

“Daramic Battery Separators” means any lead-acid battery separators manufactured or sold by Sellers or any of their Affiliates as of the day before the Acquisition Date, and any lead-acid battery separators manufactured or sold by Sellers or any of their Affiliates after the Acquisition Date that do not utilize any Microporous Intellectual Property (as defined in the FTC Order) other than Shared Intellectual Property.

“Daramic Holding” means Daramic Holding, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Daramic.

“Daramic Name” means all trade names, corporate names, trademarks, fictitious names and other entity names and source identifiers containing the word “Daramic”.

“Direct Cost” means the cost of direct material and direct labor used to provide the relevant assistance or service.

“Employee Warranties” means the representations and warranties contained in Section 3.17 and Section 3.18.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by, arising under, or in connection with, applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect or general principles of equity.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any and all past, present and future Laws and Permits relating to pollution or occupational health or safety or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, sale, offer for sale, use, treatment, recycling, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.  For the avoidance of doubt, “Environmental Law” includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act as amended, the Emergency Planning and Community Right-to-Know Act as amended, the Resource Conservation and Recovery Act as amended, the Occupational Safety and Health Act as amended, the Clean Air Act as amended, the Clean Water Act as amended, the Superfund Amendments and Reauthorization Act as amended, and the Toxic Substances Control Act as amended, the state and local Laws related thereto and implementing such acts, and all analogous Laws and Permits (whether foreign, state or local).

“Environmental Permit” means any Permit required by or issued by a Governmental Authority pursuant to any applicable Environmental Law.

“Environmental Warranties” means the representations and warranties contained in Section 3.21.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Essential Financial Information” means, as of any date, the information required to be delivered to KeyBank, as of such date, in the first sentence of Item 10 of  Annex A to the Commitment Letter, dated the date hereof, among Seven Mile Capital Partners Top, Inc. and KeyBank.

“Feistritz Lease” means the lease agreement, dated February 28, 2007, between Daramic Austria, as lessee, and Posato Leasing Gesellschaft m.b.H., as lessor.

“Financing Sources” means the financial institutions party to the Debt Commitment Letters.

“Financing Source Party” means the Financing Sources and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any Financing Source or any of their respective assets.

“FTC” means the Federal Trade Commission.

“FTC Consent” means the Consent of the FTC with respect to Buyers, this Agreement and the Related Agreements and the transactions contemplated hereby and thereby in accordance with the FTC Order.

“FTC Order” means the Final Order issued by the FTC issued on November 5, 2010, with an effective date of January 28, 2011, issued In the Matter of Polypore International, Inc.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government, including any court, tribunal or arbitrator (public or private).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Governmental Plan” means each governmental plan, program or arrangement that any Business Entity is required to contribute to pursuant to applicable Law.

“Hazardous Materials” means those substances, whether waste materials, raw materials, finished products, co-products, byproducts or any other materials or articles or constituents thereof which (from use, handling, processing, storage, emission, disposal, spill, release or any other activity or for any other reason) are regulated by, form the basis of liability under, or are defined as a contaminant, pollutant, dangerous, designated or controlled substance product, solid or hazardous waste, hazardous substance, or toxic substance under any Environmental Law, including gasoline or any other petroleum product or byproduct or fractions thereof, any form of natural gas, asbestos or asbestos-containing material, polychlorinated biphenyls, radon or other radioactive substances, mold, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives, urea formaldehyde, alcohols, chemical solvents, or any other material or substance which constitutes a health, safety or environmental hazard to any Person or the environment.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any federal, state, local, or foreign tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to any specified Person, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (including any notes, debentures, bonds or other similar instruments issued in connection with an acquisition of any equity interests, assets or rights of any Person), (b) the amount of all liabilities and obligations (including unpaid interest, fees or expenses and other monetary obligations and, to the extent payable as a result of the transactions contemplated hereby, prepayment and redemption premiums or penalties) under leases of such Person required to be capitalized in accordance with GAAP, (c) any obligations of such Person pursuant to any surety bond, performance bond or other guarantee of contractual obligations to the extent a claim has been made against such bond or obligation, (d) all obligations of such Person relating to earnout or similar contingent payment obligations (whether or not currently payable), (e) any indebtedness and liabilities and related costs or obligations of such Person under any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate or commodity hedging or swap agreements (other than advance purchase agreements entered into in the ordinary course of business consistent with past practice for raw materials and other supplies used in the manufacture of battery separators for deep-cycle flooded lead-acid batteries and separators for the motive, stationary and automotive end markets), (f) any drawn letters of credit issued on behalf of such Person, (g) any other obligation that, in accordance with GAAP, would be required to be reflected as debt on the consolidated balance sheet of such Person, (h) obligations of such Person for deferred purchase price for property, equity interests, assets, or rights (whether or not currently payable) (other than that certain Put Option related to the Feistritz Lease), (i) all obligations of the type referred to in clauses (a) through (h) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, and (j) all obligations of the type referred to in clauses (a) through (h) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person) to the extent of such Lien.

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 10.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 10.

“Intellectual Property” means the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction anywhere in the world:

(a)                                 patents, patents pending, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, substitutions, extensions and reexaminations thereof, all inventions disclosed therein, all rights therein provided under international treaties and conventions, and all rights to obtain and file for patents and registrations thereto;

(b)                                 copyrights, copyright registrations and applications to register copyrights;

(c)                                  trade names, commercial names and brand names, registered and unregistered trademarks, including registrations and applications for registration thereof (and all renewals, modifications, and extensions thereof), trade dress, logos, service marks and applications, geographical indications or designations, and all rights related thereto under common law or otherwise, and the goodwill symbolized by and associated therewith;

(d)                                 know-how, trade secrets, techniques, systems, software, data (including data contained in software), formulae, designs, research and test procedures and information, inventions, processes, practices, protocols, standards, methods (including, but not limited to, test methods and results), customer service and support materials, and other confidential or proprietary technical, technological, business, research, development and other materials and information, and all rights to limit the uses or disclosure thereof;

(e)                                  technology, recipes, formulations, blend specifications, customer specifications, equipment (including repair and maintenance information), tooling, spare parts, product development records, manuals, quality assurance and quality control information and documentation, and regulatory communications; and

(f)                                   domain names and registrations thereof.

“Jungfer Technology” means all Intellectual Property owned or licensed by Sellers or their respective Affiliates as a result of their acquisition of Separatorenerzeugung GmbH on November 16, 2001.

“KeyBank” means KeyBank National Association.

“Law” means any international, foreign, federal, state or local law (including common law), statute, regulation, ordinance, code, rule, order, decree or other legal requirement enacted by any Governmental Authority.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance, deed of trust, charge, option, right of first refusal, easement or servitude.

“Marketing Period” means the first thirty (30) consecutive day period (excluding August 30, 2013 through and including September 2, 2013) from the earlier of: (x) the date specified by KeyBank, as Administrative Agent under the senior Debt Financing, as the date of commencement of the marketing period under the senior Debt Financing, and (y) the later of (1) the date on which the Confidential Information Memorandum has been provided to the Financing Sources, and (2) the tenth (10th) Business Day following the commencement of the public comment period relating to the FTC Consent.

“Material Adverse Effect” means an effect that is material and adverse to the Business Entities taken as a whole or the assets, liabilities, results of operations or condition (financial or otherwise) of the Business taken as a whole, excluding effects directly or indirectly resulting from (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or Governmental Orders or interpretations thereof or changes in accounting requirements or principles (including GAAP); (iii) changes generally affecting industries, markets or geographical areas in which the Business operates, including changes in the prices of raw materials and supplies used by the Business; (iv) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Buyers or any of their Affiliates of their plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (v) the consummation of the transactions contemplated by this Agreement or any actions by Buyers or Sellers required to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (vi) conduct by the Business prohibited under Section 5.1 to which Buyers gave their prior written consent; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement; (viii) any action required to be taken under any Law or Governmental Order; (ix) (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Buyers’ compliance with their obligations under Section 5.3, or (B) otherwise taking or committing to take actions that limit or could limit Buyers’ or their Affiliates’ (including, after the Closing, the Business Entities) freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers or assets arising from Buyers’ compliance with their obligations under Section 5.3; or (x) any failure by the Business to meet any internal projections or forecasts (but not the underlying reasons therefor) and seasonal changes in the results of operations of the Business consistent with past seasonal changes; except, in the case of the foregoing clauses (i), (ii) (iii) and (vii), to the extent such effect referred to therein has or would reasonably be expected to have a disproportionate impact on the Business taken as a whole as compared to other comparable companies in the industries in which Business operates.

“Microporous” means Microporous Holding and its joint ventures, subsidiaries, divisions, groups and affiliates controlled by Microporous Holding, and all assets of Microporous Holding acquired by Daramic through the purchase of all of the outstanding shares of Microporous Holding on the Acquisition Date.

“Microporous Battery Separators” means all lead-acid battery separators with respect to which Microporous was engaged in research, development, manufacture, finishing, packaging, distribution, marketing or sale as of the Acquisition Date, and all lead-acid battery separators distributed, marketed or sold after the Acquisition Date using any Microporous Trade Names and Marks.

“Microporous Holding” means Microporous Holding, LLC, a Delaware limited liability company formerly known as Microporous Holding Corporation and a wholly owned indirect subsidiary of Daramic.

“Microporous Products” means Microporous Products, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Daramic.

“Microporous Trade Names and Marks” means all Trade Names and Marks relating to the research, development, manufacture, finishing, packaging, distribution, marketing, or sale of Microporous Battery Separators or otherwise used in connection with Microporous, including, but not limited to, all rights to commercial names, “doing business as” (d/b/a) names, service marks and applications for or using the words “Microporous,” “Amerace,” “CellForce,” “FLEX-SIL,” “ACE-SIL” and all rights in internet web sites and internet domain names using any of the above.

“MP Assets Corp.” means MP Assets Corporation, a Delaware corporation and a wholly owned indirect subsidiary of Daramic.

“Other Seller Businesses” means any and all businesses of Sellers and their respective Affiliates, in each case that are not engaged in the lead-acid battery separator business.

“Owned Intellectual Property” means all Business Intellectual Property owned or purported to be owned by the Business Entities.

“Permit” means any permit, license, franchise, order, certificate, registration, qualification, variance, approval or other authorization required or granted by any Governmental Authority.

“Permitted Liens” means the following:  (a) statutory Liens for Taxes that are not yet due or payable or that are being contested in good faith in both cases as to which reserves have been established as disclosed on Schedule 1.1-1; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and similar Liens imposed by Law and arising in the ordinary course of business for amounts not yet due and as to which reserves have been established as disclosed on Schedule 1.1.-1; (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security and other restrictions or rights required to be granted to Governmental Authorities or otherwise imposed by Governmental Authorities under applicable Law; (d) all covenants, restrictions, conditions, easements, reservations, rights-of-way, licenses, Liens and other matters related to real property of record as of the date of this Agreement other than those that would materially affect the use of such real property consistent with past practice; (e) all matters that would be shown on a current and accurate survey of the Owned Real Property; (f) all applicable zoning, subdivision, land use and other laws, regulations or ordinances; (g) defects of title or other irregularities in title (including leasehold title) thereto that do not impair the use of real property, leases or leasehold estates in a manner consistent with their use in the Business prior to Closing; (h) Liens created pursuant to this Agreement or any Related Agreement; (i) Liens securing obligations that are reflected as liabilities on, or that otherwise are disclosed in, the Financial Statements; (j) Liens and other restrictions that do not impair the value of the underlying asset or the ability of Buyers to use such asset in a manner consistent with its use in the Business prior to the Closing; and (k) Liens disclosed in Schedule 1.1-1.

“Person” means an individual, firm, proprietorship, partnership, corporation, limited liability company, limited partnership, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or any other type of entity.

“Piney Flats Real Property” means the parcels of real property in Piney Flats, Tennessee used in the Business, including all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date, and, for any Straddle Period, the portion of such period attributable to Pre-Closing Tax Periods pursuant to Section 5.11.

“Pre-Closing Taxes” means (a) all liability for Taxes of the Business Entities for Pre-Closing Tax Periods; (b) all liability resulting by reason of the several liability of the Business Entities pursuant to Treasury Regulations §1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Business Entities having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (c) all liability for Taxes resulting by reason of the Business Entities ceasing to be a member of the Affiliated Group that includes Sellers.

“Proceeding” means an action, suit, arbitration, audit, investigation, hearing, order, charge, complaint, claim, proceeding or other litigation by or before any Governmental Authority.

“Related Agreements” means, collectively, the Confidentiality Agreement, the Buyers Guarantees and any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Share Transfer Agreement, the Transition Services Agreement, the Technical Services Agreement, the Supply Agreement and the Shared IP License Agreement.  The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or other similar expression.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Fundamental Warranties” means the representations and warranties contained in Sections 3.1(a), 3.2, 3.7, 3.22 and 3.23.

“Sellers’ knowledge” (or any similar expression with regard to the knowledge or awareness of or receipt of notice by any Seller) means the actual knowledge of Phillip Bryson, William Brown, Roger Eggleston, Peter Gaugl, Steve Hall, Steve McDonald, Daniel Nicholls, Markus Schutting, Rob Whitsett and Steve Willis, in each case without independent investigation.

“Separatorenerzeugung Holding” means Separatorenerzeugung Holding GmbH, an Austrian limited liability company and a wholly owned direct subsidiary of Polypore BV.

“Shared Intellectual Property” shall have the meaning ascribed thereto in the FTC Order, all of which shall be the subject of the Shared IP License Agreement.

“Statute of Limitations Date” means the close of business on the 60th day after the expiration of the applicable statute of limitations, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Straddle Period” means any Tax Period which includes but does not end on the Closing Date.

“Target Net Working Capital” means an amount equal to $15,100,000.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and social security taxes and contributions) which are imposed by any Governmental Authority, including all interest, penalties or additions to tax attributable thereto (or to the nonpayment thereof).

“Tax Claim” means any pending audit or assessment, proposed adjustment, deficiency, dispute, or Proceeding with respect to Taxes.

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, declaration, claim for refund, or other information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Warranties” means the representations and warranties contained in Section 3.19.

“Terminable Contract” means any Contract or rights under any Contract between Sellers or their Affiliates and any Customer(s) for the supply of any lead-acid battery separator in or to North America (including the entirety of any Contract that includes in the same Contract the supply of lead-acid battery separators both inside and outside North America) in effect at any time from January 28, 2011 and effective through the Closing Date; provided, however, that “Terminable Contract” does not include any Contract between Sellers or their Affiliates or Microporous and any Customer(s) for the supply of any lead-acid battery separator that was entered into prior to the Acquisition Date, except to the extent such Contract was amended or modified, including changes to the pricing terms, after the Acquisition Date (and such amended or modified portion of such contract or agreement shall be considered a “Terminable Contract”).  The Terminable Contracts are listed on Schedule 1.1-3.

“Trade Names and Marks” means all trade names, commercial names and brand names, all registered and unregistered trademarks, including registrations and applications for registration thereof (and all renewals, modifications, and extensions thereof), trade dress, logos, service marks and applications, geographical indications or designations, and all rights related thereto under common law and otherwise, and the goodwill symbolized by and associated therewith, anywhere in the world.

“Transaction Expenses” means all costs, fees and expenses of the Business Entities or the Sellers and its Affiliates (to the extent they intend to seek reimbursement from the Business Entities therefor or such amounts are paid by the Business Entities) remaining unpaid at Closing in connection with the preparation, execution, negotiation and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, (a) all fees and expenses of all representatives of Sellers and their respective Affiliates (including the Business Entities), including attorneys, accountants, consultants and financial advisors and (b) all Change of Control Payments.

“U.S. Business Employee” means each Business Employee employed by any U.S. Business Entity.

“U.S. Business Entities” means MP Assets Corp., Microporous Holding, Daramic Holding, and Microporous Products.

“U.S. Benefit Plan” means each material Benefit Plan established, maintained or contributed to (or for which there is an obligation to contribute to) by Sellers or any of their Affiliates (including the Business Entities) for the benefit of any U.S. Business Employees or under which the U.S. Business Entities have or reasonably could be expected to have liability.

“U.S. Business Entity Benefit Plan” means each material Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by a U.S. Business Entity and does not cover any Person other than a U.S. Business Employee or a former employee of any U.S. Business Entity (or eligible dependents thereof).

Section 1.2                                    Terms Defined Elsewhere in this Agreement.  In addition to the defined terms in Section 1.1, the following is a list of defined terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Adjusted Purchase Price	Section 2.2(d)
Affiliate Transactions	Section 3.23
Aggregate Balance	Section 5.13(d)
Alternate Financing	Section 5.16(a)
Arbiter	Section 2.3(c)
Audited Financials	Section 3.4(a)
Austrian Buyer	Preamble
Buyer Benefit Plan	Section 5.13(b)
Buyer Equity Providers	Recitals
Buyer Fee	Section 9.2(c)
Buyer Indemnified Parties	Section 10.2
Buyer Related Parties	Section 9.2(d)
Buyer Welfare Benefit Plan	Section 5.13(b)
Buyers	Recitals
Buyers Guarantees	Recitals

Buyers’ Flexible Benefits Plan	Section 5.13(d)
Cap	Section 10.4(e)
Closing Balance Sheets	Section 2.3(a)
Closing Purchase Price	Section 2.2(a)
Commitment Letters	Section 4.5
Continuing Employees	Section 5.13(d)
Daramic	Preamble
Debt Commitment Letters	Section 4.5
Debt Financing	Section 4.5
Dispute	Section 11.3(a)
DOL	Section 3.17(f)
Environmental Insurance Policy	Section 3.16(b)
Environmental Policies	Section 6.11
Equity Commitment Letters	Section 4.5
Equity Financing	Section 4.5
Estimated Net Working Capital	Section 2.2(b)
Exclusivity Period	Section 5.18
FCPA	Section 3.24
Financial Statements	Section 3.4(a)
Financing	Section 4.5
Internal Financials	Section 3.4(a)
Intercompany Debt	Section 3.4(b)
IRS	Section 3.17(b)
Key Customer	Section 3.11(a)
Key Supplier	Section 3.11(b)
Leased Real Property	Section 3.8(b)
Leases	Section 3.8(b)
Liability Limitation	Section 9.2(f)
Losses	Section 10.2
Material Contract	Section 3.14
Net Working Capital Adjustment Methodology	Section 2.2(b)
Net Working Capital Statement	Section 2.3(a)
New Environmental Insurance Policy	Section 6.11
North Carolina State Action	Section 5.10
Owned Real Property	Section 3.8(a)
Parties	Preamble
Period	Section 10.2(e)
Polypore BV	Preamble
Pre-Closing Tax Returns	Section 5.11(a)
Product	Section 10.2(e)
Released Claims	Section 5.10
Releases	Section 5.10
Representatives	Section 5.18
Scheduled Environmental Items	Section 10.2(d)
Schedules	Article 3
Seller Benefit Plan	Section 3.17(a)

Seller Fee	Section 9.2(b)
Seller Indemnified Parties	Section 10.3
Seller Parent	Preamble
Sellers	Preamble
Seller’s Flexible Benefits Plan	Section 5.13(d)
Share Transfer Agreement	Section 2.4
Shared IP License Agreement	Section 5.4(b)
Shares	Section 2.1
Supply Agreement	Section 8.2(d)
Technical Services Agreement	Section 8.2(e)
Termination Date	Section 9.1(b)
Transition Services Agreement	Section 8.2(c)
U.S. Buyer	Preamble
U.S. Sanctions	Section 3.24
WARN	Section 5.13(i)

Section 1.3                                    Interpretation.  The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement.  The terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.  The term “or” has the inclusive meaning represented by the phrase “and/or.”  Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.  Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.  The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part hereof.  The Article, Section, paragraph, Exhibit and Schedule headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of Shares.  Upon the terms, and subject to the conditions, of this Agreement, at the Closing: (a) Daramic shall sell to U.S. Buyer, and U.S. Buyer shall purchase and acquire from Daramic, all of Daramic’s right, title and interest in all of the outstanding capital stock of MP Assets Corp. and (b) Polypore BV shall sell to Austrian Buyer, and Austrian Buyer shall purchase and acquire from Polypore BV, all of Polypore BV’s right, title and interest in the entire business quota in Separatorenerzeugung Holding (together, the “Shares”), in each case free and clear of all Liens.  Prior to Closing the Austrian Buyer shall not have any rights, interest or risks (including voting rights) in Separatorenerzeugung Holding. For the avoidance of doubt, any reference made in this Agreement to the term “Buyers” shall not be construed as leading to the U.S. Buyer gaining any beneficial ownership rights or interest in Separatorenerzeugung Holding.

Section 2.2                                    Purchase Price.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing Buyers shall pay or cause to be paid to Sellers $120,000,000 (the “Closing Purchase Price”) by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyers, subject to adjustment as provided in Section 2.2(b).

(b)                                 No later than three Business Days prior to the Closing Date, Sellers shall deliver (i) estimated consolidated balance sheets of each of MP Assets Corp. and Separatorenerzeugung Holding, setting forth the Sellers’ good faith estimate of the assets and liabilities of such entities as of the Adjustment Time, and (ii) a good faith estimate of the Closing Net Working Capital (the “Estimated Net Working Capital”) to Buyers, which balance sheets and estimate shall be prepared in accordance with the methodology and accounting principles set forth in Schedule 2.2(b) (the “Net Working Capital Adjustment Methodology”).  Target Net Working Capital, Estimated Net Working Capital and Closing Net Working Capital shall all be calculated using the applicable foreign currency exchange rates as in effect when Target Net Working Capital is calculated (such foreign currency exchange rates to be set forth on Schedule 2.2(b)).

(c)                                  If the Estimated Net Working Capital is less than the Target Net Working Capital, the Closing Purchase Price shall be decreased by the excess of the Target Net Working Capital over the Estimated Net Working Capital.  If the Estimated Net Working Capital is greater than the Target Net Working Capital, the Closing Purchase Price shall be increased by the excess of the Estimated Net Working Capital over the Target Net Working Capital.

(d)                                 After the Closing, the Closing Purchase Price shall be subject to further adjustment as provided in Section 2.3 (the Closing Purchase Price, as so adjusted, is referred to as the “Adjusted Purchase Price”).

Section 2.3                                    Purchase Price Adjustment.

(a)                                 As promptly as practicable, but in no event later than forty-five days following the Closing Date, Buyers shall prepare (or cause to be prepared) and deliver to Sellers their proposed: (i) consolidated balance sheets of each of MP Assets Corp. and Separatorenerzeugung Holding, setting forth the assets and liabilities of such entities as of the Adjustment Time (as finalized in accordance with Section 2.3(d), the “Closing Balance Sheets”), and (ii) statement of the calculation of the Closing Net Working Capital (as finalized in accordance with Section 2.3(d), the “Net Working Capital Statement”).  Sellers shall have the right to review and copy the computations and work papers (including accountants’ work papers) and the underlying books and records used in connection with Buyers’ computation and preparation of the proposed Closing Balance Sheets and the proposed Net Working Capital

Statement.  Each of the Closing Balance Sheets and the Net Working Capital Statement shall be prepared in accordance with the Net Working Capital Adjustment Methodology.

(b)                                 Within thirty days following Sellers’ receipt of Buyers’ proposed Closing Balance Sheets and proposed Net Working Capital Statement, Sellers shall, in a written notice to Buyers either accept Buyers’ proposed Closing Balance Sheets and proposed Net Working Capital Statement or, in the event that Sellers believe that Buyers’ proposed Closing Balance Sheets and/or proposed Net Working Capital Statement contains mistakes or was not prepared in accordance with the Net Working Capital Adjustment Methodology, describe in reasonable detail any proposed adjustments to Buyers’ proposed Closing Balance Sheets and/or proposed Net Working Capital Statement that Sellers believe should be made and the basis therefor.  If Sellers have not delivered such notice of proposed adjustments within such thirty-day period, Sellers will be deemed to have accepted Buyers’ proposed Closing Balance Sheets and proposed Net Working Capital Statement and such items shall be final, binding, conclusive and non-appealable.

(c)                                  Sellers and Buyers shall negotiate in good faith to resolve any timely dispute over Buyers’ proposed Closing Balance Sheets and/or proposed Net Working Capital Statement, provided that if any such dispute is not fully resolved within thirty days following Buyers’ receipt of Sellers’ proposed adjustments, then at the written request of either Sellers or Buyers, the Parties shall jointly submit such items in dispute to KPMG or another independent public accounting firm mutually acceptable to Buyers and Sellers (the “Arbiter”) for resolution, which resolution shall be final, binding, conclusive and non-appealable.  Within fifteen days following a Party’s written request to engage the Arbiter, each Party shall submit to the Arbiter a statement of its position with respect to the dispute, any information or materials reasonably requested of such Party by the Arbiter and any other materials or information such Party believes will assist the Arbiter in resolving such dispute.  Furthermore, each Party shall reasonably cooperate with any further requests for information or materials by the Arbiter.  The Arbiter shall be instructed to deliver its written determination not later than the forty-fifth day after the dispute is referred to the Arbiter.  The Arbiter shall address only those items identified in the Parties’ submissions as being in dispute and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party.  Each Party shall pay a portion of the fees and expenses of the Arbiter equal to the total fees and expenses of the Arbiter multiplied by a fraction, the numerator of which is the difference between such Party’s proposed Closing Net Working Capital amount and the final Closing Net Working Capital amount, and the denominator of which shall be the difference between the Parties’ proposed Closing Net Working Capital amounts.

(d)                                 The Closing Balance Sheets and the Net Working Capital Statement (and the Closing Net Working Capital amount set forth therein) shall become final and binding on all Parties upon the earliest of (i) Sellers’ delivery of written notice to Buyers of their acceptance of Buyers’ proposals thereof, (ii) Sellers’ failure to deliver written notice of their proposed adjustments to Buyers’ proposals thereof within the thirty-day period specified in Section 2.3(b) above, (iii) the mutual written agreement of Sellers and Buyers with respect to any of Sellers’ proposed adjustments to Buyers’ proposals thereof, and (iv) the Arbiter’s final resolution of any disputes submitted to the Arbiter with respect to Sellers’ proposed adjustments to Buyers’ proposals thereof.

(e)                                  Promptly, but no later than three Business Days after the final determination of the Closing Balance Sheets and the Net Working Capital Statement:

(i)                                     if the Closing Net Working Capital is greater than the Estimated Net Working Capital, then Buyers shall pay to Sellers by wire transfer of immediately available funds, to an account designated in writing by Sellers to Buyers, the amount by which the Closing Net Working Capital exceeds the Estimated Net Working Capital; or

(ii)                                  if the Estimated Net Working Capital is greater than the Closing Net Working Capital, then Sellers shall pay to Buyers by wire transfer of immediately available funds, to an account designated in writing by Buyers to Sellers, the amount by which the Estimated Net Working Capital exceeds the Closing Net Working Capital.

Section 2.4                                    Share Transfer Agreement.  Prior to the Closing, Polypore BV and Austrian Buyer shall enter into a share transfer agreement relating to the sale and assignment of the entire quota in Separatorenerzeugung Holding by Polypore BV to Austrian Buyer in the form of a notarial deed established by an Austrian notary, substantially in the form attached as Exhibit A hereto (the “Share Transfer Agreement”).  Other than in relation to the legal transfer of the quota in Separatorenerzeugung Holding, (a) this Agreement shall supersede, and govern in all respects, the Share Transfer Agreement and (b) nothing contained in the Share Transfer Agreement shall in any way supersede, modify, replace, amend, rescind, waive, narrow or broaden any provision set forth in this Agreement or any of the rights, remedies or obligations arising herefrom.  To the extent there is any inconsistency between this Agreement and the Share Transfer Agreement (i) this Agreement shall control, (ii) the Parties shall cause the Share Transfer Agreement to be applied in such a manner that the application (which application shall be, to the extent permitted by Austrian Law, retroactive to the date of the Share Transfer Agreement) shall be consistent in all ways with this Agreement and (iii) in the event such application is not permitted by Austrian Law, the Parties shall cooperate in good faith and promptly amend the Share Transfer Agreement to correct such inconsistency (which amendment shall be, to the extent permitted by Austrian Law, retroactive to the date of the Share Transfer Agreement).  If any such amendment is not permitted by Austrian Law or is otherwise impossible to implement, the Parties shall indemnify each other against any Losses suffered or incurred as a result of such inconsistency.  If Sellers determine that amendment of the Share Transfer Agreement is necessary or advisable to maintain the validity or enforceability of such agreements under Austrian Law (including with respect to any adjustment to the Closing Purchase Price or the Adjusted Purchase Price), the Parties shall cooperate in good faith and promptly amend the Share Transfer Agreement in a manner that is consistent in all ways with this Agreement, so as to achieve to the greatest extent possible the commercial purpose and economic effect of this Agreement.

Section 2.5                                    Withholding Rights.  Buyers shall be entitled to deduct and withhold from the Adjusted Purchase Price payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any Tax Law.  Any amounts so withheld shall be paid over to the appropriate Governmental Authority.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules attached hereto (the “Schedules”), Sellers hereby represent and warrant to Buyers as follows:

Section 3.1                                    Organization.

(a)                                 Each of Microporous Holding, Daramic Holding, and Microporous Products, is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, operate and lease its assets and to conduct its business as presently conducted. Each of Daramic and MP Assets Corp. is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted.

(b)                                 Each Business Entity is duly qualified to do business and in good standing (with respect to those jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each jurisdiction in which its conduct of the Business makes such qualification necessary, other than such jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Polypore BV is a corporation (BV) duly organized and validly existing under the laws of The Netherlands and has the requisite power and authority to own, operate and lease its assets and to conduct its business as presently conducted.

(d)                                 Separatorenerzeugung Holding is a limited liability company (GmbH) duly organized and validly existing under the Laws of Austria and has the requisite limited liability company power and authority to own, operate and lease its assets and to conduct its business as presently conducted.  All corporate restructurings involving the Business Entities, in particular without limitation the Austrian Merger, have been prepared and implemented in compliance with all applicable Laws in effect at the time of such restructurings, and, as of the Closing, the Austrian Merger has been completed by registration in the companies’ register of each of Daramic Austria and Separatorenerzeugung Holding. There are no pending or threatened claims against the Business Entities relating to such corporate restructurings, including the Austrian Merger.  The required meetings and other corporate actions of or by the Business Entities and its shareholders in connection with such restructurings, including the Austrian Merger, have been legally and properly held or taken, and all resolutions passed by the meetings of shareholders have been duly recorded and have been duly filed with the applicable companies register, if required.

Section 3.2                                    Authorization.  Each Seller has full corporate or limited liability company power and authority, as the case may be, to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of this Agreement and its

Related Agreements and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action, as the case may be.  Each Seller has duly and validly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each of its Related Agreements.  Assuming the due authorization, execution and delivery by Buyers (and, where appropriate, their Affiliates) of this Agreement and its Related Agreements, this Agreement constitutes, and after the Closing each Seller’s respective Related Agreements will constitute, such Seller’s legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations.

Section 3.3                                    Governmental Consents; Non-Contravention.

(a)                                 Except as required by the FTC Order, no Consent of, or with, any Governmental Authority is necessary in connection with the execution, delivery or performance by Sellers of this Agreement or any of their respective Related Agreements or the consummation by Sellers of the transactions contemplated hereby or thereby other than any Consent of, or with, any Governmental Authority the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except for, and as required by, the FTC Order, the execution, delivery and performance by Sellers of this Agreement and their respective Related Agreements, and the consummation by Sellers of the transactions contemplated hereby and thereby, do not and will not:  (i) violate any Law or Governmental Order applicable to or binding on Sellers or their respective Affiliates (including the Business Entities); (ii) constitute a breach or default of, permit cancellation of, or give rise to a right of termination, acceleration or modification, with or without notice or lapse of time or both, of any Contract to which any Seller or any of its Affiliates (including the Business Entities) is a party or by which any Seller or any of its Affiliates (including the Business Entities) or their assets is bound or subject; (iii)  violate or conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of any Seller or any Business Entity; or (iv) result in the creation or imposition of a Lien on any of the properties or assets of any of the Business Entities, other than, in the case of clauses (i), (ii) and (iv) above, any such items that would not reasonably be expected to have a Material Adverse Effect.

Section 3.4                                    Financial Statements.

(a)                                 Schedule 3.4(a) sets forth (i) the audited combined special-purpose statement of net assets and the related combined statement of net sales and direct expenses of the Business as of and for the years ended December 31, 2011 and December 29, 2012 (the “Audited Financials”), and (ii) the unaudited, internal monthly financial statements of the Business for January 2013 through June 2013 (the “Internal Financials” and, together with the Audited Financials, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the Business and are true and complete in all material respects and have been prepared in accordance with past practices and whose policies have been consistently applied (except for the Internal Financials, which are subject to normal year-end adjustments and lack footnotes and other presentation items).  The Audited Financials present fairly, in all material respects, the net assets of the Business as of the dates thereof and the net sales and direct expenses for the periods covered thereby in conformity with the basis of accounting described in Note 2 to the combined special-purpose financial statements.

(b)                                 None of the Business Entities has any Indebtedness, other than Indebtedness owing to Sellers or their respective Affiliates (the “Intercompany Debt”), all of which is set forth on Schedule 3.4(b).

Section 3.5                                    No Undisclosed Liabilities.  Neither the Business nor any Business Entity has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) other than those specifically reflected on and fully reserved against in the Financial Statements (subject to the basis of accounting described in Note 2 to the Financial Statements), except for trade payables, accrued expenses and other liabilities incurred in the ordinary course of business and liabilities attributable to actions contemplated or required by this Agreement, in each case as expressly set forth on the Net Working Capital Statement.

Section 3.6                                    Absence of Certain Changes or Events.  Since December 29, 2012 until the date of this Agreement, (a) the Business has not suffered any event, change or development that has had, or would reasonably be expected to have, a Material Adverse Effect, (b) the Business has been conducted in the ordinary course and in substantially the same manner as conducted during the periods covered by the Financial Statements, and (c) neither Sellers (in respect of the Business Entities) nor the Business Entities have taken or had occur any of the actions or events described in Sections 5.1(a), (d), (e), (f), (g) and (l).

Section 3.7                                    Capitalization of the Business Entities; Title.  The authorized capital stock or membership interests, as the case may be, of each Business Entity and the number of shares of capital stock or membership interests, as the case may be, outstanding of each Business Entity is as set forth on Schedule 3.7.  Sellers own, directly or indirectly, all of the outstanding shares of capital stock or membership interests, as the case may be, of the Business Entities, free and clear of any Liens.  Sellers have good and valid title to the Shares, free and clear of any Liens.  All of the issued and outstanding shares of capital stock or membership interests of each Business Entity (a) have been duly authorized and validly issued and are fully paid and nonassessable, (b) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and (c) were issued in compliance with all applicable securities Laws.  There are no outstanding or authorized options, warrants, purchase rights or pre-emptive rights with respect to the Shares or any ownership interest in the Business Entities.  There are no agreements with respect to the voting of any of the Shares or the shares of capital stock or membership interests of any Business Entity or that restrict the transfer thereof.  Other than as set forth on Schedule 3.7, no Business Entity has any investment, or holds any interest in, or has any outstanding loan or advance to or from, any Person.

Section 3.8                                    Real Property.

(a)                                 Schedule 3.8(a) identifies the real property owned by the Business Entities (the “Owned Real Property”).  The Business Entities have valid title to the Owned Real Property free and clear of any Liens other than Permitted Liens.  Except for Permitted Liens, the Business Entities have not leased or otherwise granted to any Person the right to use or occupy the Owned

Real Property or any portion thereof.  Except for Permitted Liens, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.  Except as set forth on Schedule 3.8(a), none of the Business Entities is a party to any agreement or option to purchase any material real property or material interest therein.  There is no pending or, to Sellers’ knowledge, threatened Proceeding to condemn or take by the power of eminent domain all or any part of the Owned Real Property.

(b)                                 Schedule 3.8(b) sets forth a list of each of the leases, subleases, licenses, permits and occupancy agreements (collectively, the “Leases”) by which a Business Entity, as lessee, leases real property for use in the Business (collectively, such parcels of real property are “Leased Real Property”).  To Sellers’ knowledge, (i) no security deposit or portion thereof deposited with respect to any Leased Real Property has been applied in respect of a breach or default under the corresponding Lease that has not been redeposited in full, (ii) each of the Leases is in full force and effect in accordance with its terms; (iii) subject to Permitted Liens, the applicable Business Entity has valid leasehold title to the Leased Real Property; (iv) all material amounts due and payable as rent due under each such Lease have been paid in full; (v) there is no ongoing default or breach in any material respect under the terms of any such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default; and (vi) the Business Entities have not leased or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof.

Section 3.9                                    Inventories.  All items included in the inventories of the Business (a) consist of items that are marketable and fit for their particular use, (b) consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in accordance with past practices, and (c) can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time.  All of the inventories of the Business have been valued at the lower of cost or market on a first-in, first-out basis.  All of the material inventory of the Business Entities is in the possession of the Business Entities or with common carriers, warehousemen or similar parties that carry the Business Entities’ inventory in the ordinary course of business.

Section 3.10                             Accounts Receivable; Accounts Payable.  All trade accounts receivable, net of related allowance for doubtful accounts, due to the Business Entities are reflected properly on the books and records of the Business and represent valid obligations arising from sales actually made in the ordinary course of business.  All trade accounts payable of the Business Entities are reflected properly on the books and records of the Business and arose in the ordinary course of business.

Section 3.11                             Customers and Suppliers.

(a)                                 Schedule 3.11(a) sets forth a complete list of the ten largest customers of the Business Entities (or in the case of customer Contracts that will be transferred to the Business at Closing, Sellers or their respective Affiliates) determined on the basis of the aggregate amount paid to the Business Entities (or in the case of customer Contracts that will be transferred to the

Business at Closing, Sellers or their respective Affiliates) for goods or services in the twelve-month period ended June 30, 2013 (each, a “Key Customer”).

(b)                                 Schedule 3.11(b) sets forth a complete list of the eight largest suppliers of the Business Entities (or in the case of supplier Contracts that will be transferred to the Business at Closing, Sellers or their respective Affiliates) determined on the basis of the aggregate amount paid by the Business Entities (or in the case of supplier Contracts that will be transferred to the Business at Closing, Sellers or their respective Affiliates) for goods or services in the twelve-month period ended June 30, 2013 (each, a “Key Supplier”).

(c)                                  (i) No Key Customer or Key Supplier has terminated its relationship, or materially reduced its business, with the applicable Business Entity or Seller or its Affiliate since December 29, 2012, (ii) to Sellers’ knowledge, no Key Customer or Key Supplier intends to terminate or materially reduce, or has notified Sellers, the Business Entities or any of their respective Affiliates that they intend to change the pricing or other terms of, its business with the Business Entities or Sellers or their respective Affiliates, and (iii) there have not been in the past three years, and there are not, any material disputes with any Key Customer or Key Supplier.

Section 3.12                             Proceedings.  Except for the FTC Order:

(a)                                 there are no Proceedings pending or, to Sellers’ knowledge, threatened by or against Sellers or any of their respective Affiliates with respect to this Agreement or the Related Agreements or in connection with the transactions contemplated hereby or thereby; and

(b)                                 there are no material Proceedings pending or, to Sellers’ knowledge, threatened against the Business Entities, against Sellers, against the properties or assets of the Business Entities or as to matters related to the Business, or against any officer, director, employee or shareholder of a Business Entity (in their respective capacities as such) before any court or any other Governmental Authority.  Neither the Business Entities nor Sellers are subject to any material Governmental Order.  Neither the Business Entities nor Sellers have entered into any Contract to settle or compromise any material Proceeding pending or threatened against it that involves, involved or will involve any obligation other than the payment of money and for which it has any continuing obligation.

Section 3.13                             Intellectual Property.

(a)                                 Schedule 3.13 identifies all registered Intellectual Property owned by the Business Entities and each pending application therefor.  The Business Entities own all right, title and interest in and to the Owned Intellectual Property and have the valid right to use all other Business Intellectual Property, in each case free and clear of any Liens other than Permitted Liens.

(b)                                 Schedule 3.13 identifies all licenses pursuant to which Sellers or the Business Entities license from a third party material Intellectual Property that is used in the Business (other than “shrink-wrap” or “click-through” type licenses for non-customized software).

(c)                                  The conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person.  In the last three years, Sellers have not received a written communication from any Person (i) asserting an ownership interest in any of the registered Owned Intellectual Property or (ii) alleging that the conduct of the Business infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, Intellectual Property of any Person.

(d)                                 To Sellers’ knowledge, no Person is materially infringing, misappropriating or otherwise violating any Owned Intellectual Property or the rights of the Business Entities in or to any material Business Intellectual Property.

(e)                                  The Business Entities do not own any proprietary software, including material operating applications and computer software programs and databases.

(f)                                   The Business Entities take and have taken commercially reasonable steps to maintain the confidentiality of their material trade secrets.  To Sellers’ knowledge, no such trade secrets have been disclosed to any Person except pursuant to written or otherwise legally enforceable confidentiality obligations.

(g)                                  None of the Business Entities has granted to any Person any license of any Owned Intellectual Property except (i) as set forth on Schedule 3.13 and (ii) for nonexclusive licenses granted in the ordinary course of business.

(h)                                 All Intellectual Property used in the Business that is owned by any Seller or its Affiliates (other than the Business Entities) will be licensed to Buyers or their respective Affiliates pursuant to the Shared IP License Agreement.

Section 3.14                             Material Contracts.  Schedule 3.14 sets forth a list, as of the date hereof, of all Contracts of the types described in subparagraphs (a)-(n) below to which one or more of the Business Entities is a party or which is used in, or relates to, the Business, in each case pursuant to which the Business Entity or the counterparty thereto has any continuing obligation (each such contract, a “Material Contract”):

(a)                                 Contracts with a term exceeding one year that cannot be terminated by the Business Entity without penalty that require aggregate payments by or to the Business Entity in excess of $250,000;

(b)                                 Contracts that involve the lease of real property or that obligate the Business Entity to purchase real property;

(c)                                  Contracts that involve the lease of personal property involving or reasonably likely to involve payment obligations over the remaining term of the lease in excess of $250,000;

(d)                                 Contracts limiting the ability of any Business Entity or its Affiliates to compete in any line of business, industry or geographic area or with any Person;

(e)                                  Contracts that create a partnership, joint venture, strategic alliance or similar arrangement with respect to the Business or any Business Entity;

(f)                                   Contracts for the sale of any material amount of assets of the Business other than in the ordinary course of business;

(g)                                  Contracts entered into in the past three years relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Business Entity of any operating business or material assets or the capital stock or equity interests of any other Person, under which any of the parties thereto have remaining financial obligations;

(h)                                 indentures, credit agreements, loan agreements, guarantees, notes or other evidences of Indebtedness (other than Intercompany Debt and capitalized leases entered into in the ordinary course of business);

(i)                                     Contracts that are required pursuant to Section 3.13 to be set forth in Schedule 3.13;

(j)                                    Contracts (other than purchase orders accepted or confirmed in the ordinary course of business) with any Key Customer;

(k)                                 Contracts (other than purchase or equipment orders entered into in the ordinary course of business) with any Key Supplier;

(l)                                     Terminable Contracts;

(m)                             Contracts (i) granting any Person the exclusive right in any geographical area to market or sell products or services of the Business, (ii) with a supplier requiring the Business to exclusively acquire materials or products of any Person, (iii) with a customer requiring the Business to exclusively sell products or services to any Person, (iv) that contain “most favored nation” provisions or (v) that contain minimum purchase or minimum sale obligations; and

(n)                                 Contracts with any Affiliate of a Business Entity, including Sellers and their respective Affiliates.

Sellers have made available to Buyers copies of each Material Contract, except for those Material Contracts set forth on Schedule 3.14(x).  None of the Business Entities or, to Sellers’ knowledge, any other Person is in material breach of or in material default under any Material Contract and, to Sellers’ knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in such a breach or default.  All Material Contracts are in full force and effect, valid, binding and enforceable by the applicable Business Entity, in accordance with their terms, except for (i) the Enforceability Limitations, and (ii) termination rights with respect to the Terminable Contracts pursuant to the FTC Order.

Section 3.15                             Permits.  Each of the Business Entities possesses or has applied for all material Permits required by applicable Law for it to own or hold its properties and other assets and to conduct the Business as currently conducted.  Schedule 3.15 sets forth a list of all material Permits (other than Environmental Permits) held or applied for by the Business Entities, indicating which Permits are the subject of an application (including renewal applications).  This Section 3.15 does not relate to matters specifically covered by representations and warranties in Section 3.20 (Compliance with Laws) or Section 3.21 (Environmental Matters), as the case may be.

Section 3.16                             Insurance.

(a)                                 Each of the Business Entities currently maintains policies of property, casualty, liability and other forms of insurance (and/or participates in insurance arrangements made by one or more of Sellers or their Affiliates) in such amounts, and with such deductibles, as are, in Sellers’ judgment, reasonable for the Business.  Schedule 3.16 contains an accurate listing and summary of all such insurance policies maintained by the Business Entities.  All such policies are in full force and effect, and no written notice of cancellation or termination has been received by Sellers or their Affiliates (including the Business Entities) with respect to any such policy. All premiums due and payable with respect to the policies maintained by the Business Entities have been paid to date.  To Sellers’ knowledge, there is no threatened termination of any such policies.  Except for the Environmental Insurance Policy (defined below), there are no claims under any such policy made during the three-year period prior to the date of this Agreement that have been denied, rejected or disputed or as to which any insurer has made any reservation of rights or refused coverage, in whole or in part.

(b)                                 MP Assets Corp. is in possession of an environmental insurance policy with a policy number EPC 9429299-00, effective February 29, 2008 and subject to an Extended Reporting Period Endorsement effective May 1, 2013, and providing environmental coverage as described in and limited by the insurance documents provided to the Buyers (the “Environmental Insurance Policy”).  The Environmental Insurance Policy is still in effect.  MP Assets Corp. has made a claim under the Environmental Insurance Policy for investigation and remediation of environmental impacts at the Piney Flats Real Property and this claim has not been denied, rejected or disputed, nor has the insurer made any reservation of rights or refused coverage, in whole or in part, with respect to this claim, other than as described on Schedule 3.16(b).

Section 3.17                             Employee Compensation and Employee Benefit Plans.

(a)                                 Schedule 3.17 lists each material Benefit Plan and separately indicates each Business Entity Benefit Plan.  Each Benefit Plan that is not a Business Entity Benefit Plan is hereinafter referred to as a “Seller Benefit Plan.”

(b)                                 Sellers have delivered or made available to Buyers complete and correct copies of all material Benefit Plans and, with respect to each Business Entity Benefit Plan and each material Seller Benefit Plan, Sellers have provided Buyers or their counsel a true and complete copy, to the extent applicable, of: (i) the most recent Annual Report (Form 5500 Series) and accompanying schedules, (ii) the current summary plan description and any material modifications thereto (in each case, whether or not required to be furnished under ERISA), (iii) the most recent annual financial and actuarial reports, (iv) the most recent determination letter received by Sellers or their Affiliates from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Benefit Plan and (v) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.

(c)                                  Each U.S. Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or uses a master or prototype or volume submitter document that is the subject of a favorable IRS opinion or advisory letter and, to Sellers’ knowledge, nothing has occurred that would reasonably be expected to result in the loss of such U.S. Benefit Plan’s tax-qualified status, or the imposition of any material liability, lien, penalty or tax under ERISA or the Code.

(d)                                 Each Business Entity Benefit Plan has been established, administered, maintained and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and other applicable Laws.

(e)                                  No U.S. Business Entity Benefit Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.  The Business Entities do not have, and have not had within the last seven (7) years, any obligation to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and none of Sellers, or any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included Sellers or any of their Affiliates, or that is, or was at the relevant time, a member of the same “controlled group” as Sellers or any of their Affiliates pursuant to Section 4001(a)(14) of ERISA has incurred any withdrawal liability which remains unsatisfied.

(f)                                   There are no pending or, to Sellers’ knowledge, threatened claims or lawsuits relating to the Business Entity Benefit Plans (other than routine benefits claims and appeals).  No Business Entity Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor (the “DOL”) or any other Governmental Authority.

(g)                                  None of the Business Entities has any obligations for retiree health or life insurance benefits, except as may be required by applicable Law.

(h)                                 Except as set forth on Schedule 3.17 or as may be required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any Business Employee to severance, change of control or other similar pay or benefits, (ii) increase any benefits otherwise payable under any Business Entity Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits for any Business Employee, (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to a U.S. Business Entity Benefit Plan or (v) result in the payment of any amount to any U.S. Business Employee that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)                                     Each U.S. Business Entity Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered (i) in good faith compliance with Section 409A of the Code for the period beginning October 1, 2004 through December 31, 2008 and (ii) in compliance with Section 409A of the Code since January 1, 2009.

(j)                                    All Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.  All contributions required to have been made pursuant to any Governmental Plan have been timely paid or to the extent not required to be paid on or before Closing, have been fully reserved.

Section 3.18                             Employment and Labor Matters.

(a)                                 None of the Business Entities is a party to or otherwise bound by any collective bargaining agreement or other labor union contract with any labor union or similar organization, and none of the Business Employees are subject to or covered by any collective bargaining agreement or are represented by any labor organization.  To Sellers’ knowledge, there are no union organizational drives in progress with respect to any Business Employees. Additionally (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Business Entities and any employee or other service provider thereof, (ii) there is no labor strike, material slowdown, material work stoppage or lockout pending or, to Sellers’ knowledge, threatened against or affecting the Business Entities, and none of the Business Entities has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees since the Acquisition Date, (iii) there is no representation claim or petition pending before any applicable Governmental Authority, and (iv) there are no charges with respect to or relating to the Business Entities pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b)                                 The Business Entities are, and since the Acquisition Date, have been, in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, employment of foreign citizens, classification and treatment of independent contractors as non-employees (including for purposes of all Tax Laws), workers’ compensation, pay equity, plant closings and layoffs (including the U.S. Worker Adjustment and Retraining Notification Act of 1988 and comparable state, local or other applicable Laws), payment of overtime, and the collection and payment of withholding and/or social security Taxes.

(c)                                  Neither the Business Entities nor, to Sellers’ knowledge, any of the Business Entities’ employees or individual independent contractors is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority (other than the FTC Order) that would materially interfere with the use of such Person’s best efforts to promote the interests of the Business Entities or that would materially conflict with the Business as currently conducted.

(d)                                 No employee of the Sellers and their respective Affiliates (other than the Business Employees) primarily provide services to the Business Entities (other than employees of the Sellers whose service to the Business Entities relates solely to the transactions contemplated by this Agreement and who are not otherwise critical to the day-to-day operations of the Business) or are otherwise critical to the continued operations of the Business Entities in the same manner as operated immediately prior to the Closing.

Section 3.19                             Taxes.

(a)                                 The Business Entities (i) have timely filed or caused to be filed all income and other material Tax Returns required to be filed by the Business Entities, and all such Tax returns were true, correct and complete as of the time of such filing and (ii) have paid, collected or withheld, or caused to be paid, collected or withheld, all income and other material Taxes required to be paid, collected or withheld by the Business Entities.

(b)                                 No Business Entity has received a written claim from any Governmental Authority in a jurisdiction where the Business Entity does not file Tax Returns that it is subject to taxation by that jurisdiction.

(c)                                  There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Business Entities in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted in writing by any Governmental Authority.

(d)                                 No Business Entity has waived any statute of limitations with respect to Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(e)                                  None of the Business Entities are a party to or bound by any Tax allocation or sharing agreement.

(f)                                   None of the Business Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(g)                                  Each of the Business Entities other than MP Assets Corp. is a disregarded entity for U.S. federal income tax purposes.

Section 3.20                             Compliance with Law.  Excluding (i) Laws relating to Taxes (as the sole and exclusive representations and warranties regarding Laws relating to Taxes are set forth in Section 3.19), (ii) Environmental Laws (as the sole and exclusive representations and warranties regarding Environmental Laws are set forth in Section 3.21), (iii) Intellectual Property (as the sole and exclusive representations and warranties regarding Intellectual Property are set forth in Section 3.13), and (iv) possession of Permits (as the sole and exclusive representations and warranties regarding Permits are set forth in Section 3.15):

(a)                                 each of the Business Entities is in compliance in all material respects with all Laws applicable to it with respect to its conduct of the Business; and

(b)                                 none of the Sellers or their respective Affiliates (including the Business Entities) has received any written notice during the past three years from a Governmental Authority alleging that it is not in compliance in all material respects with any Law applicable to the conduct of the Business, except for the FTC Order.

Section 3.21                             Environmental Matters.

(a)                                 Each of the Business Entities is: (i) in possession of or has applied for all Environmental Permits, if any, required for its operation of the Business as currently conducted, except where the failure to possess such Environmental Permits would not reasonably be expected to have a Material Adverse Effect; (ii) in compliance with all of the requirements and limitations included in such Environmental Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect; and (iii) in compliance with applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)                                 There is no Environmental Claim pending or threatened against the Business Entities or, to Sellers’ knowledge, against any person or entity whose liability for any Environmental Claim the Business Entities have or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Material Adverse Effect.

(c)                                  There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Business Entities, or to Sellers’ knowledge, against any person or entity whose liability for any Environmental Claim the Business Entities have or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Material Adverse Effect

(d)                                 The Business Entities have not, and to Sellers’ knowledge, no other person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Business Entities, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Business

Entities (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no material Release or threatened Release of any such substances), that would reasonably be expected to have a Material Adverse Effect.

(e)                                  Sellers have delivered or otherwise made available for inspection to the Buyer true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Sellers or the Business Entities pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Business Entities, or regarding the Business Entities’ compliance with applicable Environmental Laws.

Notwithstanding any other provision of this Agreement, (i) the representations and warranties set forth in this Section 3.21 provide the sole and exclusive representations and warranties of the Sellers in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 3.22                             Brokers’ Fees.  No agent, broker, finder or investment banker (other than Wells Fargo Securities, LLC, whose fees shall be paid by Sellers) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or their Affiliates.

Section 3.23                             Transactions with Affiliates.  Except as set forth in Schedule 3.23, there are no Contracts or transactions between any of the Business Entities, on the one hand, and any stockholder (including Sellers and their Affiliates), director or officer of any Business Entity or Seller and their respective Affiliates or any member of such officer’s, director’s or stockholder’s immediate family, or any Person controlled by such officer, director or stockholder, on the other hand.  No Seller, Affiliate of Seller, director or officer of any Business Entity or any of their respective spouses or family members (a) owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, distributor or supplier of the Business Entities or any organization that has a Contract or arrangement with any Business Entity or (b) owns directly, on an individual or joint basis, or has any interest in any tangible or intangible property that any Business Entity uses in the conduct of the Business.  The transactions set forth on Schedule 3.23 shall be referred to as the “Affiliate Transactions.”

Section 3.24                             Unlawful Payments.  No Business Entity, nor any representative of a Business Entity, has illegally offered payment or given anything of value to: (a) any official of a Governmental Authority or political party, or any candidate for political office or (b) any other Person, while knowing or having reason to know that all or a portion of such money or thing of value would be used unlawfully, or offered, given or promised, directly or indirectly, to any member of a Governmental Authority or candidate for political office a payment or anything of value for the purpose of the following: (i) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Business Entity or any of its Affiliates in obtaining or retaining business for, or with, or directing business to, any

Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal payment or gift to assist the Business Entity or any of its Affiliates in obtaining or retaining business for, or with, or directing business to, any Person.  There are no pending or, to Sellers’ knowledge, threatened, Proceedings against a Business Entity or any officer, director, employee, agent or other Person acting on behalf of a Business Entity or any of its Affiliates with respect to the Foreign Corrupt Practices Act (“FCPA”) or any other anti-corruption Law.  No Business Entity nor any director, officer, agent, employee or other Person acting on behalf of a Business Entity is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (collectively, “U.S. Sanctions”); (ii) located, organized or resident in a country or territory that is the subject of comprehensive U.S. Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Sudan and Syria); (iii) engaged in any activities or business that would violate applicable U.S. Sanctions or (iv) engaged in any activities or business in or with countries or regions subject to comprehensive U.S. Sanctions or Persons subject to U.S. Sanctions.

Section 3.25                             Title to Properties.  The Business Entities have good and valid title to all properties and assets purported to be owned by them that are necessary to conduct the Business as presently conducted, or have a valid leasehold interest or right to use all of their properties and assets purported to be leased or licensed by them that are necessary to conduct the Business as presently conducted, in each case free and clear of all Liens, except for Permitted Liens.  Such properties and assets are sufficient for the Business Entities to conduct the Business and represent all of the properties and assets used in the conduct of the Business, in each case, as presently conducted.

Section 3.26                             Warranty and Related Matters.  There are no design, manufacturing or other defects with respect to any of the products sold by the Business Entities that are reasonably likely to result in a recall of such products.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby represent and warrant to Sellers as follows:

Section 4.1                                    Organization.  U.S. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Austrian Buyer is a limited liability company, validly existing under the Laws of Austria.  Each Buyer has the requisite corporate or organizational power and authority to own, operate and lease its assets and to conduct its business as presently conducted.

Section 4.2                                    Authorization.  Each Buyer has full corporate or organizational power and authority to execute, deliver and perform this Agreement and their respective Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Buyer of this Agreement and its Related Agreements and the consummation by each Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or organizational action.  Each Buyer has duly and validly executed and delivered this Agreement and, at or prior to the Closing, will have duly and validly executed and delivered each of its Related Agreements.  Assuming the due authorization, execution and delivery by Sellers (and, where appropriate, their respective Affiliates) of this Agreement and their respective Related Agreements, this Agreement constitutes, and after the Closing each of such Buyer’s Related Agreements will constitute, such Buyer’s legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.3                                    Governmental Consents; Non-Contravention.

(a)                                 Except as required by the FTC Order, no Consent of, or with, any Governmental Authority is necessary in connection with the execution, delivery or performance by Buyers of this Agreement or any of its Related Agreements or the consummation by Buyers of the transactions contemplated hereby or thereby other than any Consent of, or with, any Governmental Authority the failure of which to be obtained or made would not reasonably be expected to prevent or materially impair or delay the ability of Buyers to perform their obligations under, or to consummate the transactions contemplated by, this Agreement.

(b)                                 The execution, delivery and performance by Buyers of this Agreement and their respective Related Agreements, and the consummation by Buyers of the transactions contemplated hereby and thereby, do not and will not:  (i) violate any Law applicable to or binding on Buyers; (ii) constitute a breach or default of, or permit cancellation of, with or without notice or lapse of time or both, any Contract to which Buyers or any of their respective Affiliates is a party or by which Buyers or any of their respective Affiliates is bound or subject; (iii) permit the acceleration of the maturity of any indebtedness of Buyers or any of their respective Affiliates or indebtedness secured by any of their respective assets; or (iv) violate or conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of any Buyer,  in each case other than any such items that would not reasonably be expected to prevent or materially impair or delay the ability of Buyers to perform their obligations under, or to consummate the transactions contemplated by, this Agreement.

Section 4.4                                    Proceedings.  There are no Proceedings pending or, to Buyers’ knowledge, threatened by or against Buyers or any of their respective Affiliates with respect to this Agreement or the Related Agreements or in connection with the transactions contemplated hereby or thereby.

Section 4.5                                    Financing.  Buyers have internal resources or financing commitments from responsible financial institutions available in connection with the acquisition of the Shares in an aggregate amount sufficient to pay the Adjusted Purchase Price.  Buyers have delivered to Sellers true and complete copies of executed debt commitment letters (the “Debt Commitment Letters”), comprised of (i) the commitment letter dated as of the date hereof, by and among U.S. Buyer and Keybank National Association and (ii) the commitment letter dated as of the date hereof, by and among U.S. Buyer and Kayne Anderson Mezzanine Advisors, LLC, together pursuant to which the lender or initial purchaser parties thereto, as applicable, have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”).  Buyers have delivered to Sellers true and complete copies of executed equity commitment letters (the “Equity Commitment Letters” and, collectively with the Debt Commitment Letters, the “Commitment Letters”), dated as of the date hereof, by and among Buyers and the investor parties providing equity capital to the Buyers, pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amounts set forth therein (the “Equity Financing” and, collectively with the Debt Financing, the “Financing”).  The Commitment Letters have not been amended or modified, and no commitment contained in the Commitment Letters has been withdrawn or rescinded in any respect.  Each Commitment Letter, in the form delivered to Sellers, is in full force and effect and is a legal, valid and binding obligation of Buyers, subject to the Enforceability Limitations, and, to the knowledge of Buyers, the other parties thereto.  There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings relating to the Financing or the terms thereof, other than as set forth in the Commitment Letters in the forms delivered to Sellers.  Buyers do not have any reason to believe that they will be unable to satisfy on a timely basis any term or condition to be satisfied by them contained in the Commitment Letters.  Buyers have fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Commitment Letters prior to the date hereof and have otherwise satisfied all other terms and conditions required to be satisfied pursuant to the terms of the Commitment Letters on or before the date hereof, and Buyers will pay when due all other commitment fees arising under the Commitment Letters as and when they become due and payable.

Section 4.6                                    Brokers’ Fees.  Other than FDX Capital LLC, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyers or any of their respective Affiliates.Section 4.7                         Purchase for Investment.  Each Buyer acknowledges that the Shares have not been registered under the Securities Act or under any state securities Laws.  Each Buyer (a) is not an underwriter as such term is defined under the Securities Act, (b) is acquiring the Shares solely for investment with no present intention to distribute the Shares to any Person, and (c) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

Section 4.8                                    Independent Investigation.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties and covenants of Sellers expressly set forth in this Agreement, Buyers have relied solely on their own independent investigation, analysis and evaluation of the Business and the Shares (including Buyers’ own independent estimate and appraisal of the value of, and the risks associated with, the financial condition, operations and prospects of the Business and the Shares).  Buyers confirm to Sellers that Buyers are sophisticated and knowledgeable about the Business and are capable of responsibly evaluating the matters described in this Section 4.8.

ARTICLE 5

COVENANTS

Section 5.1                                    Conduct of the Business.  From the date of this Agreement until the Closing Date, except as set forth in Schedule 5.1, as required by the FTC Order or as expressly required by this Agreement, Sellers shall, and shall cause the Business Entities to, operate the Business in the ordinary course of business and consistent with past practice

(including with respect to capital expenditures) and in compliance with the FTC Order without involvement or instruction by Buyers.  Without limiting the generality of the foregoing, except as set forth in Schedule 5.1, as required by the FTC Order or as expressly required by this Agreement, prior to the Closing Sellers (solely with respect to the Business) shall not, and shall cause the Business Entities not to, without the prior written consent of Buyers, which consent other than with respect to clauses (a), (h), (i), (k) or (n) shall not be unreasonably withheld or delayed:

(a)                                 sell, lease, pledge, transfer, convey or otherwise dispose of or encumber any assets, rights or properties material to the Business, except for sales of products in the ordinary course of business;

(b)                                 adopt any amendment to any of the articles of association, certificates of incorporation or similar organizational documents of the Business Entities;

(c)                                  issue or sell or agree to sell, or authorize the issuance or sale of any equity interests (or any instrument convertible, exercisable or exchangeable for any equity interest) in the Business Entities;

(d)                                 make any changes in the accounting principles or practices of the Business, other than as required by GAAP;

(e)                                  other than as required by Law or the terms of any existing Benefit Plan: (i) increase the compensation or fringe benefits of any present or former Business Employee, individual consultant or independent contractor of the Business Entities, other than in the ordinary course of business consistent with past practice, (ii) grant any new severance, bonus or termination pay to any present or former Business Employee, individual consultant or independent contractor of the Business Entities, other than in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any Business Entity Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Business Entity Benefit Plan if it were in existence as of the date of this Agreement, other than in the ordinary course of business consistent with past practice, (iv) make any loans or advances to, or forgive or discharge in whole or in part any outstanding loans or advances to, any present or former Business Employee, individual consultant or independent contractor of the Business Entities, (v) terminate without “cause” William Brown or any Business Employee at the level of the persons set forth on Schedule 5.1(e) or above, other than in the ordinary course of business consistent with past practice, (vi) except as required by the Order and for the hiring or engagement of non-officer employees or individual independent contractors in the ordinary course of business consistent with past practice who have aggregate annual compensation that is not in excess of $75,000, hire or engage any employee or individual independent contractor of the Business Entities or (vii) transfer the employment of any person who is a Business Employee to Sellers or any of their Affiliates (other than the Business Entities) or accept the transfer of any employee of Sellers or any of their Affiliates (other than the Business Entities) who is not a Business Employee;

(f)                                   sell, transfer, abandon or exclusively license any material Business Intellectual Property;

(g)                                  disclose any material trade secrets of any Business Entity, except in the ordinary course of business and pursuant to a written or legally enforceable confidentiality obligation;

(h)                                 amend, waive or terminate any Material Contract or enter into any Contract that would be considered a Material Contract other than renewals on substantially similar terms in the ordinary course of business consistent with past practice;

(i)                                     incur any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, in each case, other than (i) Intercompany Debt that will be repaid, released or otherwise satisfied at or prior to the Closing, or (ii)  any letter of credit, capitalized lease or performance bond entered into or issued in the ordinary course of business consistent with past practice;

(j)                                    (i) make any new material capital expenditure or commitment therefor other than pursuant to existing commitments or business plans or new capital projects that do not, in the aggregate, represent commitments in excess of $250,000, or (ii) fail to make maintenance capital expenditures or commitments in the ordinary course of business consistent with the capital expenditure budget set forth in Schedule 5.1(j);

(k)                                 enter into any Contract with any Affiliate of a Business Entity, including Sellers and their respective Affiliates;

(l)                                     make or change any material election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement other than with respect to any matter disclosed on Schedule 3.19, settle any Tax claim or assessment relating to the Business Entities other than any Tax claim or assessment which relates to an audit or proceeding disclosed on Schedule 3.19, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Business Entities, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Business Entities for any period ending after the Closing Date or decreasing any Tax attribute of the Business Entities existing on the Closing Date;

(m)                             enter into any merger, consolidation, recapitalization or other business combination or make any other acquisition (directly or indirectly) of any business;

(n)                                 transfer or otherwise remove any cash, cash equivalents or securities held in securities account(s) maintained in connection with the Feistritz Lease;

(o)                                 settle or compromise any Proceeding or other dispute (whether or not commenced prior to the date of this Agreement); or

(p)                                 enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

Section 5.2                                    Access to Information.  Subject to the terms and conditions of the Confidentiality Agreement, from and after the date of this Agreement until the Closing Date, Sellers shall, and shall cause the Business Entities to, afford to Buyers and their accountants, counsel and other representatives reasonable access, at Buyers’ expense and upon reasonable notice and during normal business hours, to the properties, assets, Contracts and books and records of the Business; provided, that nothing herein will obligate any Seller or the Business Entities to (a) take any action that would unreasonably interrupt the normal course of the Business or (b) violate any Law or the terms of any Contract to which any Seller or the Business Entities is a party or to which any of their respective assets are subject; and provided, further, that Buyers may conduct environmental testing at Sellers’ Business locations in Piney Flats, Tennessee or Feistritz, Austria only to the degree and extent consented to by Sellers in advance of any environmental testing, including any intrusive testing such as soil, groundwater or surface water testing.

Section 5.3                                    Consents and Approvals.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use commercially reasonable efforts (at its own expense) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to cause the Closing to occur and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, and Consents from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action, objection or Proceeding by, any Governmental Authority, (ii) the defending of any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any Governmental Order that could restrain, prevent or delay the Closing, (iii) the prompt compliance with all legal requirements (foreign and domestic) that may be imposed on such Party or any of its Affiliates with respect to the Closing or the transactions contemplated hereby, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that Buyers shall not be required to take or omit to take any action or commit to any undertaking pursuant to this Section 5.3 which would be reasonably likely to have a material adverse impact on (A) the financial structure of the Financing, as such Financing is structured at the time that this Agreement and the Related Agreements and the transactions contemplated hereby and thereby are submitted for the FTC Consent, or (B) the financial condition or prospects of the Business after the Closing.

(b)                                 In furtherance and not limitation of the provisions of Section 5.3(a), each Party shall use best efforts to obtain the FTC Consent, and if the FTC notifies, orally or in writing, either Party or both Parties that this Agreement and the Related Agreements and the transactions contemplated hereby and thereby are not an acceptable manner of divestiture unless certain conditions or obligations are satisfied, the relevant Party and its Affiliates shall be obligated to propose and fulfill without undue delay any such conditions and obligations and to take any action as necessary to obtain the FTC Consent.

(c)                                  In furtherance and not limitation of the provisions of Section 5.3(a), the Parties will cooperate and use commercially reasonable efforts to participate in joint communications and/or meetings with customers, suppliers and Business Employees regarding the sale of the Business and the transition of the Business from Sellers to Buyers; provided, however, that the representatives of Sellers present at any meeting shall be limited to corporate representatives of Seller Parent, advisers and any other persons acceptable to Buyers in their reasonable discretion.

(d)                                 Prior to the Closing, Sellers shall, and shall cause their Affiliates to secure, at their sole expense, all Consents (other than the FTC Consent) from third parties that are necessary to divest any property or assets, tangible or intangible (including, but not limited to, any Contract), of the Business to Buyers; provided, however, that in instances where (i) Microporous Battery Separators are sold together with Daramic Battery Separators under the same Terminable Contract, Sellers shall only be required to obtain such Consents from the Customer as necessary to divest that portion of the Terminable Contract pertaining to Microporous Battery Separators; or (ii) any Contracts (including, but not limited to, supply agreements) are utilized in connection with the manufacture of Microporous Battery Separators and Daramic Battery Separators under the same Contract, Sellers shall only be required to obtain such Consents from the other contracting party as necessary to divest that portion of the Contract pertaining to Microporous Battery Separators; provided further, however, that if for any reason Sellers are unable to accomplish such an assignment or transfer of Contracts, they shall enter into such agreements, contracts, or licenses as are necessary to realize the same effect as such transfer or assignment.  Buyers shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to assist and cooperate with Sellers in securing such Consents; provided, however, that such commercially reasonable efforts shall not include the making of any payment.

(e)                                  Each Party shall promptly notify the other Parties of (i) the existence of any event or circumstance that could reasonably be expected to result in any condition to the obligations of the other Parties to effect the transactions contemplated by this Agreement not to be satisfied and (ii) the failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that could reasonably be expected to result in any condition to the obligations of the other Parties to effect the transactions contemplated by this Agreement not to be satisfied.

Section 5.4                                    Daramic Name and Intellectual Property.

(a)               Buyers acknowledge and agree that, as between Buyers and Sellers, all rights, title and interests in and to the Daramic Name are and shall remain the exclusive property of Sellers and their remaining Affiliates and that nothing in this Agreement or any Related Agreement shall transfer, or operate as an agreement to transfer, any right, title or interest in the Daramic Name to Buyers or any of their respective Affiliates (including, after the Closing, the Business Entities).

(b)               Except for temporary use expressly permitted by Section 5.4(c) and except as expressly permitted by the license agreement attached as Exhibit B hereto (the “Shared IP License Agreement”), Sellers are not granting Buyers or any of their respective Affiliates a license to use the Daramic Name. Nothing contained in this Agreement or any Related

Agreement shall restrict Buyers or their respective Affiliates from exercising such rights regarding the Daramic Name as are legally permissible pursuant to applicable Laws, including Laws comprising the trademark fair use doctrine.

(c)                Except as expressly permitted by the Shared IP License Agreement, Buyers agree that, from and after the Closing, no stationery, purchase order, invoice, receipt, brochure, leaflet, marketing material or other document or packaging containing the Daramic Name shall be printed, ordered or produced by Buyers or any of their respective Affiliates (including, after the Closing, the Business Entities), and that, as soon as reasonably practicable following the Closing, but in any event within ninety days following the Closing Date, Buyers shall, and shall cause their respective Affiliates (including, after the Closing, the Business Entities) to (i) cease to use any such stationery, purchase order, invoice, receipt, brochure, leaflet, marketing material or other document or shall use or permit the use of such materials only after having deleted, pasted over or placed a sticker over any Daramic Name, and (ii) remove the Daramic Name from all premises, signs and vehicles of Buyers or any of their respective Affiliates (including, after the Closing, the Business Entities);

(d)               As soon as reasonably practicable after the Closing Date and in any event no later than thirty days after the Closing Date, Buyers shall, and shall cause the Business Entities to, (i) file an application with the appropriate Governmental Authorities for the change of the name of the Business Entities to a name that does not include the Daramic Name or any confusingly similar name thereto, and (ii) ensure that the registration of such new name has been properly completed within ninety days after the Closing Date.

(e)                After the Closing, Sellers shall not, and shall cause their respective Affiliates not to, join, file, prosecute or maintain any suit, in law or equity, either directly or indirectly through a third party, against Buyers or any of their respective Affiliates, licensees, sublicensees, manufacturers, suppliers or distributors, or any customers of Buyers or customers of any of the foregoing, under Intellectual Property owned or licensed by Sellers or their respective Affiliates as of the Closing Date, including, but not limited to the Jungfer Technology, if such suit would have the potential to interfere with Buyers’ freedom to practice in the research, development, manufacture, use, import, export, distribution, offer to sell or sale of Microporous Battery Separators.

(f)                 Upon reasonable notice and request from Buyers to Sellers, Sellers shall, and shall cause their respective Affiliates to, provide, in a timely manner and at no greater than Direct Cost, the assistance of knowledgeable employees of Sellers and their respective Affiliates to assist Buyers and their respective Affiliates (including the Business Entities) to defend against, respond to, or otherwise participate in any litigation related to the Intellectual Property of Microporous, Intellectual Property related to the Microporous Battery Separators or Shared Intellectual Property.

Section 5.5                                    Brokers.  Regardless of whether the Closing occurs, (a) Sellers shall indemnify Buyers and their respective Affiliates against, and hold Buyers and their respective Affiliates harmless from, any and all liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers or finders retained or engaged by Sellers or any of their Affiliates in respect of the transactions contemplated by this Agreement, and (b) Buyers shall indemnify Sellers and their respective Affiliates against, and hold Sellers and their respective Affiliates harmless from, any and all liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers or finders retained or engaged by Buyers or any of their respective Affiliates in respect of the transactions contemplated by this Agreement.

Section 5.6            Preservation of Books and Records; Access.  Buyers shall retain all of the books and records of the Business Entities pertaining to pre-Closing operations for a period of three years following the Closing Date or such longer time as may be required by Law and shall make such books and records (or copies thereof) available to Sellers or their representatives, at reasonable times and upon reasonable notice, after the Closing to the extent reasonably necessary for legitimate business reasons, such as disputing any indemnification claim, the preparation of financial statements, Tax returns, the defense of litigation or Tax audits or complying with other legal requirements.  In the event that any of the Business Entities intends to destroy any such books and records following the expiration of such period, Buyers must first provide reasonable prior notice of such intended destruction to Sellers, and provide Sellers the opportunity to instead retrieve such books and records from Buyers.

Section 5.7            Insurance.  Buyers acknowledge that none of the insurance policies maintained by Sellers or any of their respective Affiliates other than the Business Entities will be available to Buyers or the Business Entities effective as of the Closing Date, other than the Environmental Insurance Policy described in Section 3.16(b).

Section 5.8            Customer Contracts.  Buyers shall allow all Customers with Terminable Contracts for Microporous Battery Separators the right and option unilaterally to reopen and renegotiate or to terminate their Terminable Contracts, solely at such Customer’s option, without penalty, forfeiture or other charge to the Customer, and consistent with Paragraph VI, Clause 5 of the FTC Order as if such Terminable Contract remained with Sellers or their Affiliates.  Customers with Terminable Contracts for Microporous Battery Separators shall be third party beneficiaries of this Section 5.8 with the right to enforce this Section 5.8 independent of, and apart from, Sellers.

Section 5.9            Confidential Microporous Information; Confidential Seller Information.

(a)           As soon as practicable after the Closing, Sellers shall deliver in good faith and at Sellers’ expense all Confidential Microporous Information to Buyers in a manner that ensures its completeness and accuracy and that fully preserves its usefulness.

(b)           Until all Confidential Microporous Information has been delivered to Buyers, Sellers shall provide Buyers and the Monitor Trustee (as defined in the FTC Order) appointed under the FTC Order with access to all such Confidential Microporous Information and employees who possess or are able to locate such Confidential Microporous Information for the purposes of identifying the books, records and files that contain such Confidential Microporous Information and facilitating the delivery in a manner consistent with the FTC Order.

(c)           Sellers shall not, and shall cause their respective Affiliates not to,  disclose or convey any such Confidential Microporous Information, directly or indirectly, to any Person except Buyers, the Monitor Trustee or the FTC and shall devise and implement measures to protect against the storage, distribution and use of Confidential Microporous Information that is not expressly permitted by the FTC Order, including but not limited to, placing restrictions on access by Persons to information available or stored on any of Sellers’ or their respective Affiliates’’ computers or computer networks.  Sellers shall use at least the same degree of care to safeguard and to prevent the disclosure, publication, dissemination, destruction, loss or alteration of the Confidential Microporous Information as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information (or information of its customers) of a similar nature, but in no case less than reasonable care.

(d)           Sellers shall not, and shall cause their respective Affiliates not to, use, directly or indirectly, any Confidential Microporous Information other than as necessary to comply with (i) the requirements of the FTC Order, (ii) their obligations to Buyers under this Agreement and the Related Agreements, and (iii) applicable Law.

(e)           Buyers acknowledge that the information being provided to them in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to any Confidential Microporous Information.  All Confidential Seller Information provided to Buyers or any of their respective Affiliates prior to the Closing by Sellers or any of their Affiliates or representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(f)            Buyers shall not, and shall cause their respective Affiliates (including, after the Closing, the Business Entities) not to, disclose, and shall maintain, and shall cause their respective Affiliates (including, after the Closing, the Business Entities) to maintain, the confidentiality of, all Confidential Seller Information.  Buyers shall use at least the same degree of care to safeguard and to prevent the disclosure, publication, dissemination, destruction, loss or alteration of the Confidential Seller Information as they employ to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of their own information (or information of their customers) of a similar nature, but in no case less than reasonable care.  Except as may be expressly authorized in the Shared IP License Agreement, Buyers shall not, and shall cause their respective Affiliates (including, after the Closing, the Business Entities) not to, (i) use any Confidential Seller Information in any manner, (ii) make any copies of any Confidential Seller Information, (iii) acquire any right in or assert any Lien against any Confidential Seller Information, (iv) sell, assign, transfer, lease, license or otherwise dispose of or make available any Confidential Seller Information to third parties or commercially exploit any Confidential Seller Information, including through derivative works, or (v) refuse for any reason (including a default or breach of this Agreement or any Related Agreement by Sellers) to promptly provide any embodiments of the Confidential Seller Information (including copies thereof) to Sellers if requested to do so, in the form reasonably requested.

(g)           Sellers, on behalf of themselves and their respective Affiliates, hereby remove any contractual impediments and irrevocably waive any legal or equitable rights they may have that may deter any Business Employee from accepting employment with the Buyers or their Affiliates and conducting the Business on behalf of Buyers following the Closing, including, but not limited to, any non-compete or confidentiality provisions of employment or other contracts with Sellers or any of their respective Affiliates; provided, however, that Sellers and their respective Affiliates may enforce confidentiality provisions related to Daramic Battery Separators.

(h)           Nothing contained in this Agreement shall be construed as obligating any Seller to disclose any Confidential Seller Information to Buyers or any of its Affiliates (including, after the Closing, the Business Entities), or as granting to or conferring on Buyers or any of its Affiliates (including, after the Closing, the Business Entities), expressly or impliedly, any right, title, interest or license to any Confidential Seller Information or any components thereof.

Notwithstanding any provision of this Agreement to the contrary, it is understood and agreed that the remedy of indemnity payments pursuant to Article 10 and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 5.9.  Accordingly, each Party shall be entitled, without limiting its other remedies and without the necessity of proving actual damages or posting any bond, to equitable relief, including the remedy of specific performance or injunction, with respect to any breach or threatened breach of such covenants, and such other Party (on behalf of itself and its Affiliates including, in the case of Buyers after the Closing, the Business Entities) hereby consents to the entry thereof.

Section 5.10          Release of Jean-Luc Koch and other Buyer Indemnified Parties.  Sellers, on behalf of themselves and any of their respective Affiliates, hereby expressly, fully, finally, and forever release, relinquish, acquit, and discharge (i) Jean-Luc Koch of and from, and covenant not to sue Jean-Luc Koch for, any and all claims, demands, causes of action, suits, damages, debts, liabilities, obligations, rights, set-offs, trespasses, torts and wrongs of any and all kind whatsoever, including costs, expenses and attorneys’ fees, known or unknown, asserted or unasserted, in law or equity (“Released Claims”) that were, could have been, or could be asserted in Daramic LLC and Daramic SAS v. Jean-Luc Koch and Antonio Abriola, Case No 11 CVS 22024 (the “North Carolina State Action”), or in any other suit or proceeding that could have been, or could be, brought or initiated in any jurisdiction (whether state, federal, foreign, international, or otherwise) now or in the future by reason of any matter, transaction, fact, event, cause, or thing, that was alleged, or could have been alleged, in the North Carolina State Action, whether or not such Released Claims were asserted in the North Carolina State Action, and (ii) Jean-Luc Koch and all other Buyer Indemnified Parties (collectively, the “Releasees”) of and from, and covenant not to sue the Releasees for, any Released Claims that in any way arise from or relate to the Releasees’ pre-Closing employment, association or involvement with Seller Parent, Sellers or any of their Affiliates; provided, however, that the confidentiality provisions referenced in Section 5.9(g) shall remain enforceable.

Section 5.11          Taxes.

(a)           Filing of the Business Entities Tax Returns.  Daramic shall cause the income of MP Assets Corp. to be included in Seller Parent’s consolidated U.S. federal Income Tax Return (and in any state or local consolidated, combined or unitary Tax Returns of Seller

Parent or its Affiliates in which MP Assets Corp. or any of its Affiliates are required to be included) for Pre-Closing Tax Periods as required by Law and shall cause any federal (and state or local) Income Taxes attributable to such income to be timely paid to the applicable Governmental Authority.  Buyers shall prepare, or cause to be prepared, all other Income Tax Returns of the Business Entities that relate to Pre-Closing Tax Periods and that are not filed on or before the Closing Date (“Pre-Closing Tax Returns”).  All such Pre-Closing Tax Returns shall be prepared in accordance with accounting methods and practices of the applicable Business Entity for prior Tax Periods except as otherwise required by Law.  For any Pre-Closing Tax Return, Buyers shall submit a draft of such Tax Return to Sellers for their review and comment at least thirty days prior to the due date (taking into account any applicable extension).  Sellers shall provide Buyers with a written description of any proposed revisions to such Pre-Closing Tax Return no later than fifteen days following the date of receipt of such draft Pre-Closing Tax Return by Sellers from Buyers.  In the event that Sellers do not provide any such written description of proposed revisions within such fifteen day period, then the Pre-Closing Tax Return shall be deemed by the Parties to be acceptable and final.  In the event that Sellers do provide a written description of proposed revisions within such fifteen day period, then the Pre-Closing Tax Return, as revised in accordance with such proposed revisions by Sellers, shall be deemed by the Parties to be acceptable and final unless, within five days following the date of receipt of the written description of proposed revisions by Buyers, Buyers notify Sellers in writing that Buyers do not agree with any such revisions.  In the event that the Parties are unable to resolve any such dispute within five days following the date on which Buyers notify Sellers regarding such dispute, then either Buyers or Sellers may engage the Arbiter to resolve the dispute and prepare such Pre-Closing Tax Return for execution and filing by the applicable Business Entity.  The Pre-Closing Tax Return, as prepared by the Arbiter, shall be deemed by the Parties to be acceptable and final.  Buyers, on the one hand, and Sellers, on the other hand, shall each be responsible for paying one-half of the Arbiter’s fees and expenses, and the determination of the Arbiter shall be binding on the Parties.  The applicable Business Entity shall promptly execute and file any Pre-Closing Tax Return for such Business Entity after such Pre-Closing Tax Return is deemed to be acceptable and final in accordance with this paragraph, and such Business Entity shall timely pay all related Taxes.  Buyers shall prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns of the Business Entities that are required to be filed after the Closing Date.  In accordance with Section 10.2(c), Sellers shall be liable for any Taxes of the Business Entities attributable to Pre-Closing Tax Periods.  Payment for Income Taxes of the Business Entities attributable to Pre-Closing Tax Periods and not otherwise paid directly by Sellers to the applicable Governmental Authority shall be made by Sellers to Buyers or the applicable Business Entity on or prior to the due date for filing the applicable Pre-Closing Tax Return (taking into account any applicable extension).  Payment for Taxes of the Business Entities which are attributable to Pre-Closing Tax Periods and are not Income Taxes shall be made by Sellers to Buyers or the applicable Business Entity upon the later of the due date for the filing of the applicable Tax Return or fifteen (15) days following the date on which Sellers receive from Buyers (i) written notification identifying the applicable Business Entity, the applicable jurisdiction, the type of tax, the total amount of tax due and the portion of such Tax attributable to Pre-Closing Tax Periods, and (ii) a copy of the completed and executed Tax Return to accompany the payment of such Tax.

(b)           Straddle Period Returns.  With respect to any Straddle Period, for purposes of allocating responsibility for Taxes between Sellers and Buyers, (i) the amounts of any Taxes based on or measured by income or receipts of a Business Entity for the Pre-Closing Tax Period shall be determined as if the Straddle Period ended as of the close of business on the Closing Date based on an interim closing of the books and (ii) the amount of other Taxes of the Business Entity for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending on the Closing Date and the denominator of which is the number of days in such Tax Period.

(c)           Cooperation.  After the Closing, the Parties shall cooperate, and shall cause their Affiliates to cooperate, in preparing and filing all Tax Returns to the extent reasonably requested, including by providing each other with access to information, records, documents, properties and personnel relating to the Business Entities or the Business.  The Parties shall cooperate, and shall cause their Affiliates to cooperate, in the same manner in defending or resolving any audit, examination or Proceeding relating to Taxes.

(d)           Amended Returns.  Buyers shall not, and shall cause the Business Entities not to, file or permit to be filed any amended Tax Return with respect to the Business Entities for any Pre-Closing Tax Period without obtaining the prior written consent of Sellers, such consent not to be unreasonably withheld, conditioned or delayed.  If the filing of such an amended Tax Return is requested by Sellers, Buyers shall cause the Business Entities to file such amended Tax Return, provided that the filing of such amended Tax Return is not reasonably expected to adversely affect Buyers or their respective Affiliates, as reasonably determined by Buyers, and Sellers shall pay the reasonable out-of-pocket expenses incurred by Buyers and the Business Entities in respect of such filing.

(e)           Taxes Related to Transaction.  Buyers, on the one hand, and Sellers, on the other hand, shall each pay one-half of the cost of all sales, use or transfer Taxes, and all recording costs arising out of the transactions contemplated by this Agreement, including all costs and expenses incurred in connection with the transferring and recording of title to the Shares.  The sales, use and transfer Tax Returns required by reason of the transactions contemplated by this Agreement shall be timely prepared by the Party legally obligated to make such filing.  The Parties shall cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(f)            Tax Refunds.  If, at any time on or after the Closing Date, (i) the Business Entities receive any refund, rebate, return, credit or other similar payment with respect to Taxes from any Governmental Authority relating to a Pre-Closing Tax Period, or (ii) Buyers receive any refund, rebate, return, credit or other similar payment with respect to Taxes for which Buyers received an indemnification payment under this Agreement, Buyers shall promptly notify Sellers in writing of such receipt and shall remit the full amount of such payment (including any interest thereon received from the Governmental Authority) to Sellers in immediately available funds.

(g)           Section 1.1502-36(d) Elections.  If Treasury Regulation § 1.1502-36(d)(4) and (5) would apply to cause MP Assets Corp. and its subsidiaries to reduce its Tax attributes described in such Treasury Regulation, Seller Parent shall make, or cause to be made, an election pursuant to Treasury Regulation § 1.1502-36(d)(6)(i)(A) to reduce the basis in the shares of MP Assets Corp. stock held by Seller Parent or any member of the consolidated federal Income Tax group including Seller Parent to the maximum extent required to prevent MP Assets Corp. and its subsidiaries from experiencing a reduction of attributes as described in Treasury Regulation § 1.1502-36(d)(4) and (5).

Section 5.12          Further Assurances.  After the Closing, upon the reasonable request of another Party and at the expense of the requesting Party, each Party shall execute and deliver, or cause to be executed and delivered, to the requesting Party such deeds, assignments and other instruments as may be reasonably requested and as are required to effectuate completely the transfer and assignment to Buyers of Sellers’ right, title and interest in and to the Shares.

Section 5.13          Employees and Employee Benefits.

(a)           Benefit Plans in General.  Sellers and Buyers agree that, effective as of the Closing, (i) the Business Entities shall cease to be participating employers in the Seller Benefit Plans and the Business Employees shall cease to actively participate in such Seller Benefit Plans as employees, and (ii) except to the extent otherwise provided in this Agreement, Sellers and/or the applicable Affiliate thereof shall retain sponsorship of such Seller Benefit Plans and all assets of and liabilities under the Seller Benefit Plans.  For the avoidance of doubt, Sellers and Buyers also agree that the Business Entities shall retain sponsorship of and all liabilities under and with respect to the Business Entity Benefit Plans.

(b)           Service and Other Credit.  Buyers shall use reasonable efforts to cause the Business Employees to receive full credit for their service with Sellers and their Affiliates and their respective predecessors under all employee benefit plans, programs, policies and arrangements made available to Business Employees by Buyers or any of their respective Affiliates (including the Business Entities) after the Closing (each being a “Buyer Benefit Plan”) for purposes of eligibility, participation, vesting and the determination of benefits (including for purposes of calculating the amount of any vacation, sick days, paid time off, severance, layoff and similar benefits and for purposes of satisfying any allocation requirements for employer contributions under any defined contribution retirement plan for the plan year in which the Closing Date occurs), except to the extent that such credit would result in duplication of benefits and except that benefit accrual will not be provided under any defined benefit pension plan.  Buyers also agree to use reasonable efforts to cause coverage to be extended or continued to the Business Employees (and, as applicable, their covered dependents), effective as of the Closing Date, under their or their respective Affiliates’ (including the Business Entities’) health and other welfare plans (each being, a “Buyer Welfare Benefit Plan”) without any waiting periods, without evidence of insurability and without any restrictions, exclusions or limitations for pre-existing conditions, except to the extent that such limitations or exclusions applied to such Business Employees and had not been exhausted under the comparable Benefit Plan in which such Business Employees participated immediately prior to the Closing Date.  Buyers also shall use reasonable efforts to cause the Business Employees (and, as applicable, their dependents) to receive credit for any co-payments, co-insurance, deductibles and out-of-pocket expenses incurred by such Business Employees (or their covered dependents) under any applicable Benefit Plan for purposes of satisfying such year’s co-payment, co-insurance, deductible and out-of-

pocket expense limits and requirements under the Buyer Welfare Benefit Plans as if such amounts had been paid under such Buyer Welfare Benefit Plans.

(c)           Salary, Wages, Etc.  The Business Entities shall retain all liability for, and Buyers shall pay or cause the Business Entities to pay, all compensation, benefits under any Business Entity Benefit Plan, salary, wages and related Taxes earned or accrued prior to the Closing and payable after the Closing in respect of the Business Employees that have not been paid as of the Closing (other than compensation and benefits earned or accrued under the Seller Benefit Plans, except for any such liabilities that have been expressly assumed by Buyers pursuant to this Agreement).  On and after the Closing Date, Buyers shall promptly pay or provide, or shall cause the Business Entities to promptly pay or provide, when due, to all Business Employees all compensation and benefits earned or accrued after the Closing.

(d)           Flexible Spending Accounts.  Effective as of the Closing Date, Buyers shall, or shall cause one of their Affiliates to, make available to the Business Employees who continue to be employed by Buyers or one of their Affiliates (including the Business Entities) after the Closing (the “Continuing Employees”) a flexible spending account plan for medical and dependent care expenses pursuant to Sections 125 and 129 of the Code (“Buyer’s Flexible Benefits Plan”).  As of the Closing Date, Buyers shall, or shall cause one of their Affiliates to, credit the applicable account under Buyer’s Flexible Benefits Plan of each Continuing Employee participating in the cafeteria plan sponsored by Daramic or one of its Affiliates (“Seller’s Flexible Benefits Plan”) with an amount equal to the balance of such Continuing Employee’s account under the Seller’s Flexible Benefits Plan immediately prior to the Closing Date.  Within ninety (90) days after the Closing Date, Daramic or its applicable Affiliate shall determine the Aggregate Balance of each Continuing Employee’s account under the Seller’s Flexible Benefits Plan and notify Buyers of the amount of such Aggregate Balance in writing.  For purposes of this Section 5.13(d), the term “Aggregate Balance” shall mean, as of the Closing Date, the aggregate amount withheld from such Continuing Employees’ compensation under the Seller’s Flexible Benefits Plan for the 2013 plan year, minus the aggregate amount of reimbursements paid to such Continuing Employees for such 2013 plan year.  If the Aggregate Balance is a negative amount, Buyers shall make a cash payment equal to the absolute value of such amount to Daramic as soon as practicable but no later than ten (10) Business Days following Buyers’ receipt of the written notice thereof.  If the Aggregate Balance is a positive amount, Daramic or one of its Affiliates shall make a cash payment equal to such positive amount to Buyers as soon as reasonably practicable but no later than ten (10) Business Days following delivery to Buyers of the written notice thereof.  Buyers shall, or shall cause one of their Affiliates to, honor and continue through the end of 2013 all elections made by Continuing Employees that are in effect immediately prior to the Closing as if they had been made under Buyer’s Flexible Benefits Plan and cause such Continuing Employees to have the same level of coverage for 2013 under Buyer’s Flexible Benefits Plan as such Continuing Employees had under Seller’s Flexible Benefits Plan, except to the extent changes are otherwise permitted by applicable Law.  Buyers shall assume and shall satisfy, or shall cause one of their Affiliates to assume and to satisfy, all claims for reimbursement by Continuing Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid under the terms of Buyer’s Flexible Benefits Plan, if such Continuing Employees timely submit claims for reimbursement in accordance with the procedures of Buyer’s Flexible Benefits Plan.  Daramic and Buyers shall each cooperate with the other and shall provide to the other such additional written documentation, information and assistance as reasonably is necessary to effect the provisions of this Section 5.13(d).

(e)           Accrued Vacation and Paid Absence Days.  With respect to any accrued but unused vacation and paid absence days to which any Business Employee is entitled immediately prior to the Closing Date, Buyers shall, or shall cause the Business Entities to, honor any unused vacation and other paid absence days accrued as of the Closing Date and permit such Business Employees to use such accrued vacation and paid absence days after the Closing Date.

(f)            Welfare Benefit Plans/COBRA.  For the avoidance of doubt, Sellers and the Seller Benefit Plans shall be responsible only for claims of Business Employees or their dependents under such Seller Benefit Plans that are required to be paid under the terms of such Seller Benefit Plans and incurred prior to the Closing Date.  For purposes of the foregoing, (i) a medical, dental or vision claim is incurred on the date the service is rendered or the product is purchased; and (ii) a life insurance claim is incurred on the date of the individual’s death.  Effective as of the Closing Date, Sellers or their Affiliates shall be responsible for all obligations to provide continuation coverage under Section 4980B of the Code with respect to any Business Employee (as his or her qualified beneficiaries) as to whom a “qualifying event” (as defined in Section 4980B of the Code) has occurred prior to the Closing Date, and Buyers and the Business Entities shall be responsible for all obligations to provide continuation coverage under Section 4980B of the Code with respect to all Business Employees whose “qualifying event” occurs on or after the Closing Date.

(g)           Workers Compensation.  Following the Closing, Buyers shall cause the Business Entities to retain and satisfy all obligations and liabilities for all workers compensation and unemployment claims with respect to all Business Employees and all former employees of the Business Entities, whether arising prior to the Closing or thereafter.

(h)           Post-Closing Obligations.  Buyers and the Business Entities shall be responsible for all obligations, liabilities, costs and expenses arising out of or based upon the termination of any Business Employees on or after the Closing Date.

(i)            WARN.  For a period of not less than ninety days following the Closing Date, Buyer shall not, and shall cause its Affiliates not to, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Business Employee without complying with WARN, to the extent applicable.

(j)            Access to Employees.  From and after the date hereof until the Closing Date, upon reasonable advance notice, Sellers shall (i) provide to Buyers and their authorized representatives reasonable access to all Business Employees during normal business hours (in a manner so as to not interfere with the normal business operations of the Business Entities), (ii) allow Buyers to inspect the personnel files and other documentation relating to such Business Employees, to the extent permitted by applicable Law, and (iii) make reasonably available to the authorized representatives of Buyers, each employee of Sellers or their Affiliates whose assistance and expertise is reasonably necessary to assist Buyers in connection with Buyers’ preparation to integrate the Business Entities and assets and the personnel related thereto with Buyers’ organization following the Closing.

(k)           No Third-Party Beneficiaries.  Nothing contained in this Section 5.13, express or implied, is intended to confer upon any current or former Business Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Benefit Plan or Buyer Benefit Plan, or shall limit the right of Buyers or the Business Entities to, at any time, change or modify any compensation or employee benefit plan or arrangement at any time and in any manner.  Further, this Section 5.13 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.13, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13.

Section 5.14          Expenses.  Except as otherwise set forth herein, whether or not the transactions contemplated by this Agreement are consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid and borne by the Party incurring such expenses.

Section 5.15          Intercompany Debt.  At or prior to the Closing, Sellers shall cause any and all Intercompany Debt to be released, paid or otherwise satisfied in full.

Section 5.16          Financing.

(a)           Buyers shall comply with their obligations under the Commitment Letters and use their reasonable best efforts to (a) arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, (b) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letters, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, (c) satisfy on a timely basis all conditions applicable to Buyers or their respective Affiliates in such definitive agreements that are within their control, and (d) consummate the Financing no later than the Closing.  Buyers shall (i) keep Sellers reasonably informed of the status of their efforts to consummate the Financing and deliver to Sellers complete and correct and executed copies of all amendments or modifications to the Commitment Letters promptly upon their execution, and (ii) promptly notify Sellers in writing of any material breach by any Person party to a Commitment Letter or any termination of either Commitment Letter.  In the event all or any portion of the financing under the Commitment Letters becomes unavailable on the terms and conditions contemplated therein, Buyers shall use their reasonable best efforts to arrange to obtain any such financing from alternative sources on terms not materially less favorable in the aggregate to Buyers (including the flex provisions in the fee letter) as promptly as practicable following the occurrence of such event (the “Alternate Financing”), including entering into definitive agreements with respect thereto.

(b)           From the date hereof until the Closing, upon the reasonable request of Buyers, Sellers shall provide, and shall cause their Affiliates (including the Business Entities) and shall cause management of the Business to provide, such cooperation (including with respect to timeliness) in connection with the Debt Financing as may be reasonably requested by Buyers, including, without limitation, (i) participation in a reasonable number of meetings, road shows, drafting sessions, rating agency presentations and due diligence sessions customary and necessary for the consummation of the Debt Financing, (ii) furnishing Buyers and the Financing Sources with (A) all Essential Financial Information and (B) all other financial and other pertinent information regarding the Business as may be customary for transactions of the type contemplated by the Debt Commitment Letters and reasonably requested by Buyers to the extent such information requested pursuant to clause (B) is reasonably available to Sellers and its Affiliates (including the Business Entities) and reasonably necessary in order to consummate the Debt Financing, (iii) assisting Buyers and the Financing Sources in the preparation of offering documents for any portion of the Debt Financing and materials for rating agency presentations (provided that Buyers shall be solely responsible for the preparation of any pro forma financial statements contained therein), (iv) reasonably cooperating with the marketing efforts of Buyers and the Financing Sources for any of the Debt Financing, (v) providing and executing, effective as of the Closing Date, customary authorization letters and closing documents as may be reasonably requested by Buyers with respect to the Debt Financing, (vi) using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing, (vii) at least five (5) days prior to the Closing Date, providing all documentation and other information about the Business Entities as is reasonably requested in writing by Buyers at least seven (7) days prior to the Closing Date that relates to applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and (viii) executing and delivering, as of the Closing Date, any pledge and security documents and otherwise facilitating the pledging of collateral; provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 5.16), nothing in this Agreement shall require any cooperation to the extent that it would (1) require the Sellers to take any action to waive or amend any terms of this Agreement or agree to pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed prior to the Closing Date by Buyers in connection with the Debt Financing or to approve the execution or delivery of any document or certificate in connection with the Debt Financing, (2) unreasonably interfere with the ongoing business or operations of Sellers or any of their respective Affiliates, (3) require Sellers or their respective Affiliates to take any action that would conflict with or violate such Seller’s or Affiliate’s organizational documents or any Laws or would result in a violation or breach of, or default under, any Contract to which any Seller or any of its Affiliates is a party or (4) result in any officer or director of Sellers or any of their respective Affiliates incurring any personal liability with respect to any matters relating to the Debt Financing; and provided further that, irrespective of the foregoing, no obligation of Sellers or any of their respective Affiliates under any certificate, document or instrument shall be effective until the Closing Date, and none of Sellers or any of their respective Affiliates shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including entry into any agreement) or that would be effective prior to the Closing.  Sellers hereby consent to the use of their and their respective Affiliates’ names and logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or any of their respective Affiliates or the reputation or goodwill thereof.

Section 5.17          Non-Solicitation; Non-Compete.

(a)           For a period of two years after the Closing, Sellers will not, and will cause their respective Affiliates not to, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee of Buyers or their Affiliates to terminate his or her employment relationship with Buyers or their Affiliates (including the Business Entities), or hire or enter into any arrangement for the services of any such employee; provided, however, Sellers may (i) advertise for employees in newspapers, trade publications or other media not targeted specifically at any one or more of the employees of Buyers or their Affiliates (including the Business Entities), (ii) hire any employee of Buyers or their Affiliates whose employment has been terminated by Buyers or their Affiliates (including the Business Entities), and (iii) hire an employee of Buyers or their Affiliates (including the Business Entities) who has applied for employment with Sellers or their respective Affiliates, provided that such application was not solicited or induced in violation of this Section 5.17.

(b)           For a period of one year after the Closing, Sellers will not, and will cause their respective Affiliates not to, directly or indirectly solicit any customers (other than any customers that are party to a Terminable Contract) of the Business Entities, or induce or attempt to induce any such customers (other than any customers that are party to a Terminable Contract) or any suppliers to terminate, cancel, reduce or discontinue business with the Business Entities in relation to the Business; provided, that sales calls and sales activities in the ordinary course of business consistent with past practice with respect to products sold to customers of the Business Entities by Sellers or their respective Affiliates (other than the Business Entities) prior to the Closing shall not be deemed a solicitation or an inducement or attempt at inducement hereunder, provided that such sales calls and activities do not involve attempts to induce purchases of products of Sellers or their Affiliates in substitution for products currently sold by any Business Entity to such customers.

(c)           For a period of two years after the Closing, Sellers shall not, and shall cause their respective Affiliates not to, advertise, market or sell any lead-acid battery separators utilizing cross-linked rubber anywhere in the world.

Section 5.18          Exclusivity.  From the date of this Agreement until the earlier of the termination of this Agreement or the Closing (the “Exclusivity Period”), Sellers shall not, and shall cause their respective Affiliates not to, permit any of their respective subsidiaries, Affiliates, officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (a) solicit, initiate, invite or take any action to knowingly facilitate or encourage the submission (whether orally or in writing) of any Acquisition Proposal, (b) enter into or participate in any discussions or negotiations with, furnish any information relating to the Business or the Business Entities or any of their properties or assets (other than their products in the ordinary course of business) (whether orally or in writing) or afford access to the properties, assets, books or records of the Business or the Business Entities to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal or (c) enter into any agreement, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.  Further, Sellers will, and will cause their Representatives to, notify Buyers promptly after receipt by Sellers or any of their respective Affiliates (including the Business Entities), or any of their respective Representatives, during the Exclusivity Period, of any expression of interest, inquiry, proposal or offer relating to an Acquisition Proposal received from any person.  Sellers agree that they and each of their Affiliates will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Buyers) conducted prior to the date of this Agreement with respect to any Acquisition Proposal and request each third party that had heretofore executed a confidentiality agreement that relates to an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such third party by Sellers or on their behalf.  Sellers agree to inform their and their Affiliates’ Representatives of the obligations undertaken in this Section 5.18, and to use commercially reasonable efforts to cause such Representatives to comply therewith.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYERS’ OBLIGATIONS

Buyers’ obligations to consummate the transactions provided for in this Agreement are subject to the satisfaction or waiver of the following conditions precedent at or prior to the Closing:

Section 6.1            Truth of Representations and Warranties.  The representations and warranties of Sellers contained in Article 3 (other than the Seller Fundamental Warranties) shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of such date (or if such representations and warranties address matters as of a particular date prior to the Closing Date, such representations and warranties shall be true and correct as of such date), without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein, except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Seller Fundamental Warranties shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as if made on and as of such date.

Section 6.2            Performance by Sellers.  Sellers shall have performed in all material respects their covenants and obligations contained in this Agreement required to be performed by them at or prior to the Closing.

Section 6.3            Certificate of Compliance.  Sellers shall have delivered to Buyers a certificate dated as of the Closing Date, duly executed by the chief executive officer and chief financial officer of each Seller, certifying as to the satisfaction of the conditions set forth in Section 6.1 and Section 6.2.

Section 6.4            Deliveries.  Sellers shall have made all of the deliveries required by Section 8.2.

Section 6.5            FTC Consent.  The FTC Consent shall have been obtained (and Sellers shall have delivered to Buyers a copy or other evidence thereof).

Section 6.6            No Governmental Orders.  No Governmental Orders prohibiting the consummation of the Closing shall have come into effect after the date of this Agreement and continue to be in effect.

Section 6.7            Material Adverse Effect.  Since the date of this Agreement, no event, change or development shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.8            Affiliate Transactions.  All Affiliate Transactions (other than those contemplated by this Agreement or any Related Agreement or the continuation of which Buyers have requested or approved in writing to not be so terminated) shall have been terminated, without any further liability or obligations to the Business Entities.

Section 6.9            Intercompany Debt.  Sellers shall have caused any and all Intercompany Debt to be released, paid or otherwise satisfied in full, and Sellers shall have provided Buyers with evidence in respect thereof in a form reasonably acceptable to Buyers.

Section 6.10          Release of Liens.  Sellers shall have provided Buyers with evidence of (a) the release of all Liens over properties and assets of the Business Entities under any Indebtedness of Sellers or its Affiliates, including Seller Parent, and (b) the satisfaction of the obligations of the Business Entities under any Indebtedness of Sellers or its Affiliates, including Seller Parent, including, without limitation, any guarantees relating thereto.

Section 6.11          Environmental Insurance.  Sellers shall purchase for Buyers an environmental insurance policy with coverage of $5,000,000 for the Piney Flats Real Property, naming MP Assets Corp. as insured and covering the period from the Acquisition Date up to the Closing Date, substantially in the form of the quotation previously delivered to Buyers and with other customary terms and conditions, including a term of ten (10) years (with Buyers responsible for the additional premium attributable to the second five-year period) and the waiver of subrogation rights against the Business Entities (the “New Environmental Insurance Policy” and, together with the Environmental Insurance Policy, the “Environmental Policies”).

Section 6.12          Feistritz Lease Waiver.  The waiver, dated August 1, 2013, of the lessor under the Feistritz Lease of its ability to terminate the Feistritz Lease until March 31, 2028 shall have remained in full force and effect.

Section 6.13          Austrian Merger.  The Austrian Merger between Daramic Austria as transferring entity and Separatorenerzeugung Holding as receiving entity shall have been completed by entry in the companies’ register of both Daramic Austria and Separatorenerzeugung Holding.

Buyers may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by Buyers’ failure to act in good faith or to perform its obligations contained herein to cause the satisfaction of such condition and to consummate the transactions contemplated by this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

The Sellers’ obligations to consummate the transactions provided for in this Agreement are subject to the satisfaction or waiver of the following conditions precedent at or prior to the Closing:

Section 7.1            Truth of Representations and Warranties.  The representations and warranties of Buyers contained in Article 4 (other than the Buyer Fundamental Warranties) shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of such date (or if such representations and warranties address matters as of a particular date prior to the Closing Date, such representations and warranties shall be true and correct as of such date), without giving effect to any limitations as to materiality set forth therein, except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of Buyers to perform their obligations under, or to consummate the transactions contemplated by, this Agreement.  The Buyer Fundamental Warranties shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as if made on and as of such date.

Section 7.2            Performance by Buyers.  Buyers shall have performed in all material respects their covenants and obligations contained in this Agreement required to be performed by them at or prior to the Closing.

Section 7.3            Certificate of Compliance.  Buyers shall have delivered to Sellers a certificate dated as of the Closing Date, duly executed by Buyers, certifying as to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2.

Section 7.4            Deliveries.  Buyers shall have made all of the deliveries required by Section 8.3.

Section 7.5            FTC Consent.  The FTC Consent shall have been obtained.

Section 7.6            No Governmental Orders.  No Governmental Orders prohibiting the consummation of the Closing shall have come into effect after the date of this Agreement and continue to be in effect.

Sellers may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by Sellers’ failure to act in good faith or to perform their obligations contained herein to cause the satisfaction of such condition and to consummate the transactions contemplated by this Agreement.

ARTICLE 8

CLOSING

Section 8.1            Closing.  Subject to Article 6 and Article 7, unless otherwise agreed in writing by Buyers and Sellers, the Closing shall take place at the offices of Parker Poe

Adams & Bernstein LLP, 401 South Tryon Street, Charlotte, North Carolina 28202, at 10:00 a.m., local time, on the date designated by Sellers, which date shall not be earlier than one Business Day or later than three Business Days after satisfaction of the conditions set forth in Article 6 and Article 7; provided, that notwithstanding the foregoing provisions of this Section 8.1, the Parties shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Buyers on no less than three (3) Business Days prior written notice to Sellers, and (ii) the first Business Day after the final day of the Marketing Period, unless, in each case, such date would be later than December 24, 2013, in which case the Closing shall be held on December 24, 2013.  Subject to Article 9, failure to consummate the transactions contemplated by this Agreement on the date and time and at a place determined pursuant to this Section 8.1 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation or covenant contained in this Agreement.  In such a situation, the Parties shall cause the Closing to occur as soon as practicable, subject to Article 6, Article 7 and Article 9.

Section 8.2            Deliveries by Sellers.  At the Closing, Sellers shall deliver, or cause to be delivered, to Buyers the following:

(a)           evidence of execution of the Share Transfer Agreement, duly executed by Polypore BV;

(b)           stock certificates, endorsed in blank or accompanied by duly executed assignment documents representing the Shares, or such other instruments of sale, transfer, assignment, conveyance or delivery as are required to transfer to Buyers good and marketable title thereto, free and clear of all Liens;

(c)           the transition services agreement attached as Exhibit C hereto (the “Transition Services Agreement”), duly executed by Seller Parent;

(d)           the supply agreement attached as Exhibit D hereto (the “Supply Agreement”), duly executed by Daramic Battery Separator India Private Ltd.;

(e)           the technical services agreement attached as Exhibit E hereto (the “Technical Services Agreement”), duly executed by Sellers;

(f)            the Shared IP License Agreement, duly executed by Daramic, LLC and Polypore B.V.;

(g)           resignation letters of the directors and officers and managing directors, as the case may be, of the Business Entities;

(h)           excerpts from the companies’ register of both Daramic Austria and Separatorenerzeugung Holding, both showing the entry of the Austrian Merger; and

(i)            the New Environmental Insurance Policy.

Section 8.3            Deliveries by Buyers.  At the Closing, Buyers shall deliver, or cause to be delivered, to Sellers the following:

(a)           the Closing Purchase Price in accordance with Section 2.2;

(b)           evidence of execution of the Share Transfer Agreement, duly executed by a Buyer;

(c)           the Transition Services Agreement, duly executed by Buyers;

(d)           the Supply Agreement, duly executed by Buyers;

(e)           the Technical Services Agreement, duly executed by Buyers; and

(f)            the Shared IP License Agreement, duly executed by Buyers.

ARTICLE 9

TERMINATION

Section 9.1            Termination.  Prior to the Closing, this Agreement may be terminated, and the transactions contemplated herein may be abandoned:

(a)           with the mutual written consent of Sellers and Buyers;

(b)           by Sellers or Buyers if the Closing shall not have taken place on or before December 26, 2013 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to (i) Sellers if the failure of Sellers to fulfill any of their covenants or obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (ii) Buyers if the failure of Buyers to fulfill any of their covenants or obligations under this Agreement caused the failure of the Closing to occur on or before such date;

(c)           by Sellers or Buyers, if any Governmental Order is entered enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby and such Governmental Order has become final and non-appealable;

(d)           by Buyers, if there shall have been a breach of any representation, warranty, covenant or obligation of Sellers hereunder, which breach (i) would give rise to the failure of the condition set forth in Section 6.1 or Section 6.2, and (ii) shall not have been remedied, if capable of remedy, within thirty days after receipt by Sellers of a written notice from Buyers specifying the breach and requesting that such breach be remedied;

(e)           by Sellers, if there shall have been a breach of any representation, warranty, covenant or obligation of Buyers hereunder, which breach (i) would give rise to the failure of the condition set forth in Section 7.1 or Section 7.2, and (ii) shall not have been remedied, if capable of remedy, within thirty days after receipt by Buyers of a written notice from Sellers specifying the breach and requesting that such breach be remedied;

(f)            by Sellers or Buyers, if at any time prior to Closing the FTC notifies, orally or in writing, the Parties that Buyers are not acceptable, or that this Agreement, any

Related Agreement or the transactions contemplated hereby and thereby are not acceptable, and despite the Parties’ compliance with their respective obligations set forth herein, including but not limited to Section 5.3, negotiations with the FTC have terminated without a mutually acceptable resolution; or

(g)           by Sellers upon notice to Buyers if (i) all of the conditions set forth in Article 6 and Article 7 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but such conditions must be capable of being satisfied if the Closing Date were the date valid notice of termination of this Agreement is delivered by Sellers to Buyers), (ii) Sellers have irrevocably confirmed to Buyers in writing that (A) all of the conditions to Sellers’ obligations to consummate the Closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but such conditions must be capable of being satisfied if the Closing Date were the date valid notice of termination of this Agreement is delivered by Sellers to Buyers) and (B) if Buyers perform their obligations hereunder and the Debt Financing (or, if Alternate Financing is being used in accordance with Section 5.16, pursuant to the commitments with respect thereto) is funded then Sellers are prepared to cause the Closing to occur, and (iii) Buyers fail to consummate the transactions contemplated hereunder by the time set forth in Section 8.1 and at such time all of the conditions to the Buyers’ obligation to consummate the Closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but such conditions must be capable of being satisfied at such date).

In the event of termination by Sellers or Buyers pursuant to this Section 9.1 (other than Section 9.1(a)), the terminating Party shall deliver prompt written notice thereof to the other Parties.

Section 9.2            Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any Party, except for any liability or obligation pursuant to Section 5.5, Section 5.9, Article 11 (other than the right to seek specific performance or other equitable remedies under Section 11.2) and this Section 9.2, which Sections and Article shall survive the termination of this Agreement, and subject to Sections 9.2(b) through (f) no such termination shall relieve any Party of any liability or damages resulting from any breach by such Party prior to the termination of this Agreement of any covenant or obligation set forth in this Agreement.

(b)           Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 9.1(f) and such failure to obtain the FTC Consent is a result of Sellers failing to comply with their obligations in Section 5.3, then Sellers shall make a payment in cash to Buyers in an amount equal to $3,000,000 (the “Seller Fee”), in immediately available funds no later than five (5) Business Days after notice of such termination is delivered.

(c)           Notwithstanding the foregoing, in the event this Agreement is terminated by Sellers pursuant to Section 9.1(g), then Buyers shall make a payment in cash to Sellers in an amount equal to $3,000,000 (the “Buyer Fee”), in immediately available funds no later than five (5) Business Days after notice of such termination by Sellers is delivered to Buyers.

(d)           The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.  Notwithstanding anything to the contrary in this Agreement, if Buyers fail to effect the Closing when required by Section 8.1 under any circumstance where the Buyer Fee is payable to Sellers pursuant to Section 9.2(c), then (i) Sellers’ and their respective Affiliates’ sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Buyers and any of their respective former, current or future directors, officers, employees, direct or indirect equityholders, controlling persons, general or limited partners, stockholders, incorporators, Affiliates, Financing Sources, attorneys, representatives, agents, successors or assignees or any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, incorporator, Affiliate, attorney, representative, agent, successor or assignee of any of the foregoing (collectively, the “Buyer Related Parties”) for any breach, loss or damage shall be (A) the right to terminate this Agreement and receive payment of the Buyer Fee as and only to the extent provided by Section 9.2(c) or pursuant to the Buyers Guarantees, as applicable, and (B) the right of Sellers to seek to enforce the obligations of Buyers by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the obligations of Buyers pursuant to this Agreement as and only to the extent expressly permitted by Section 11.2 and (ii) except as provided in the immediately foregoing clause (i), none of the Buyer Related Parties will have any liability or other obligation (in each case whether absolute, accrued, contingent, fixed or otherwise) to Sellers or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Buyers Guarantees or the Debt Commitment Letter or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, through Buyers or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyers against Buyer Equity Providers or any other Buyer Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise.  Other than to the extent contemplated by an equity commitment letter to which any Financing Source Party is a party, under no circumstances will the Sellers or the Buyers be entitled to monetary damages from any Financing Source or Financing Source Party.  The Parties hereto acknowledge and agree that in no event will Buyers be required to pay the Buyer Fee on more than one occasion.  Upon termination of this Agreement by Sellers and the payment of the Buyer Fee, none of the Buyer Related Parties shall have any further liability or other obligation to Sellers or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Buyers Guarantees or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or otherwise, and none of the Buyer Related Parties shall have any further liability or other obligation to Sellers or any of their respective Affiliates or Representatives relating to or arising out of this Agreement or the transactions contemplated hereby.

(e)           Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, in the event this Agreement is terminated pursuant to Section 9.1(f) and Sellers pay the Seller Fee, (i) the maximum aggregate liability of Sellers and their respective Affiliates for any breach, loss or damages under, or in connection with, this Agreement and the transactions contemplated by this Agreement prior to the Closing shall not exceed the amount of the Seller Fee and in no event shall Buyers or the Buyer Related Parties or any of their respective Affiliates seek any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Sellers or their respective Affiliates for any breach, loss or damages under, or in connection with, this Agreement and the transactions contemplated by this Agreement prior to the Closing in excess of such amount and (ii) under no circumstances shall Buyers be permitted or entitled prior to the Closing to receive both a grant of specific performance in accordance with Section 11.2 and monetary damages (other than after the Closing pursuant to Article 10 hereof).  The liability limitation provided in this Section 9.2(e) shall not apply in the event of an intentional breach of this Agreement by Sellers or otherwise limit any Buyer Indemnified Party’s right to indemnification pursuant to Article 10 hereof after the Closing Date.

(f)            Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate liability (including any payment of the Buyer Fee) of Buyers and the Buyer Related Parties for any breach, loss or damages under, or in connection with, this Agreement and the transactions contemplated by this Agreement prior to the Closing or the failure to perform hereunder in any way (whether willfully, intentionally, unintentionally or otherwise) prior to the Closing shall not exceed the amount of the Buyer Fee (the “Liability Limitation”) and in no event shall Sellers or any of their respective Affiliates seek any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against Buyers or any other Buyer Related Parties in excess of the Liability Limitation under, or in connection with, this Agreement or the transactions contemplated hereby, and Sellers’ right to terminate this Agreement and receive the Buyer Fee shall be the sole and exclusive pre-Closing remedies of Sellers or any of their respective Affiliates against Buyers and any other Buyer Related Parties in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby and (ii) under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance in accordance with Section 11.2 and monetary damages, including all or any portion of the Buyer Fee.

(g)           Notwithstanding anything to the contrary herein, other than to the extent contemplated by an equity commitment letter to which any Financing Source Party is a party, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or the Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the documents evidencing the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

ARTICLE 10

INDEMNIFICATION

Section 10.1          Survival of Representations and Warranties.  The representations and warranties of each Party contained in this Agreement shall survive the Closing for a period of eighteen months after the Closing, except that (a) the Tax Warranties and the Employee Warranties shall survive until the Statute of Limitations Date, and (b) the Seller Fundamental Warranties and the Buyer Fundamental Warranties shall survive indefinitely.  No Party shall have any liability with respect to claims first asserted in connection with any representation or warranty after expiration of the survival period specified therefor in this Section 10.1.  No covenants or obligations of the Parties contained in this Agreement shall survive the Closing, except that covenants contemplating or involving actions to be taken, or obligations in effect, after the Closing shall survive the Closing and shall continue in full force and effect after the Closing in accordance with their terms.

Section 10.2          Indemnification by Sellers.  Subject to the other provisions of this Article 10, from and after the Closing Sellers jointly and severally shall indemnify and hold harmless Buyers, their officers, directors, employees, agents, stockholders and Affiliates (including the Business Entities) (the “Buyer Indemnified Parties”) against any loss, liability, claim, damage, Tax, fine, penalty, deficiency, assessment, judgment or expense (including expenses for investigation and defense and reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any Buyer Indemnified Party to the extent arising out of or relating to any of the following:

(a)           a breach of a representation or warranty made by Sellers in this Agreement; provided that Sellers shall have no liability under this Section 10.2(a) for any breach of a representation or warranty unless (i) in the case of all representations and warranties except for the Tax Warranties, the Employee Warranties and the Seller Fundamental Warranties, a written notice of the Buyer Indemnified Party’s claim is delivered to Sellers not later than the close of business on the 18-month anniversary of the Closing Date, and (ii) in the case of the Tax Warranties and the Employee Warranties, a written notice of the Buyer Indemnified Party’s claim is delivered to Sellers not later than the close of business on the Statute of Limitations Date;

(b)           a breach of a covenant or obligation of Sellers contained in this Agreement; provided that Sellers shall have no liability under this Section 10.2(b) for any such breach occurring on or prior to the Closing Date unless a written notice of the Buyer Indemnified Party’s claim is delivered to Sellers not later than the close of business on the 18-month anniversary of the Closing Date;

(c)           any Pre-Closing Taxes or Loss relating to a breach of Section 3.19(f);

(d)           each and every item listed on Schedule 3.21 (the “Scheduled Environmental Items”) and any deductibles, self-retentions and co-pays incurred by Buyers under the Environmental Policies; or

(e)                                  any alleged or actual violation of any Antitrust Law relating to the Acquisition (as defined in the FTC Order) or the sale of any product (“Product”) of or by the Seller Parent, the Sellers, or any of their respective Affiliates (including the Business Entities), which sale occurred on or between February 29, 2008, and the Closing (the “Period”), as well as the sale of any product of which a Product, sold during the Period, is a part or within which such Product is included.

Section 10.3                             Indemnification by Buyers.  Subject to the other provisions of this Article 10, from and after the Closing Buyers jointly and severally shall indemnify and hold harmless Sellers, their officers, directors, employees, agents, stockholders and respective Affiliates (the “Seller Indemnified Parties”) against any Losses suffered or incurred by any Seller Indemnified Party to the extent arising out of or relating to any of the following:

(a)                                 a breach of a representation or warranty made by Buyers in this Agreement; provided that Buyers shall have no liability under this Section 10.3(a) for any breach of a representation or warranty unless, in the case of all representations and warranties except for the Buyer Fundamental Warranties, a written notice of the Seller Indemnified Party’s claim is delivered to Buyers not later than the close of business on the 18-month anniversary of the Closing Date;

(b)                                 a breach of a covenant or obligation of Buyers contained in this Agreement; provided that Buyers shall have no liability under this Section 10.3(b) for any such breach occurring on or prior to the Closing Date unless a written notice of the Seller Indemnified Party’s claim is delivered to Buyers not later than the close of business on the 18-month anniversary of the Closing Date; or

(c)                                  claims brought against the Seller Indemnified Parties by third parties resulting from the conduct of the Business Entities or the Business subsequent to the Closing.

Section 10.4                             Limitations.  Notwithstanding anything in this Agreement to the contrary or any right or remedy available under any Law:

(a)                                 Except for Losses relating to the Seller Fundamental Warranties, the Environmental Warranties or fraud or willful misrepresentation, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.2(a) unless the aggregate amount of Losses indemnifiable under Section 10.2(a) exceeds one percent (1%) of the Adjusted Purchase Price (and, then, only to the extent of such excess).  The Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.3(a) unless the aggregate amount of Losses indemnifiable under Section 10.3(a) exceeds one percent (1%) of the Adjusted Purchase Price (and, then, only to the extent of such excess).

(b)                                 Except for Losses relating to the Seller Fundamental Warranties, the Environmental Warranties or fraud or willful misrepresentation, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.2(a) unless the amount of Losses indemnifiable under Section 10.2(a) with respect to any specific matter exceeds $25,000, in which event all such Losses with respect to such specific matter shall be included in calculating the threshold established in the first sentence of Section 10.4(a).  The Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.3(a) unless the amount of Losses indemnifiable under Section 10.3(a) with respect to any specific matter exceeds $25,000, in which event all such Losses with respect to such specific matter shall be included in calculating the threshold established in the second sentence of Section 10.4(a).

(c)                                  IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY PURSUANT TO THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE PURCHASE AND SALE OF THE SHARES FOR SPECIAL, SPECULATIVE, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT A PARTY’S ABILITY TO RECOVER ANY LOSSES TO THE EXTENT AWARDED IN CONNECTION WITH A THIRD-PARTY CLAIM.

(d)                                 Sellers shall not have any liability pursuant to this Agreement or otherwise in connection with the purchase and sale of the Shares for any Loss (i) to the extent arising out of or resulting from any action taken or omitted to be taken after the Closing by Buyers or any of its Affiliates (including, after the Closing, the Business Entities), (ii) to the extent arising out of or resulting from any matter disclosed in the Schedules to this Agreement, (iii) under Section 10.2(a) to the extent arising out of or resulting from a change in Law that becomes effective after the Closing, or (iv) to the extent expressly taken into account on the Net Working Capital Statement.  Buyers shall not have any liability pursuant to this Agreement or otherwise in connection with the purchase and sale of the Shares for any Loss (i) to the extent arising out of or resulting from any action taken or omitted to be taken after the Closing by Sellers or any of their respective Affiliates (excluding, after the Closing, the Business Entities), or (ii) under Section 10.3(a) to the extent arising out of or resulting from a change in Law that becomes effective after the Closing.

(e)                                  Except for Losses relating to the Seller Fundamental Warranties or fraud or willful misrepresentation, Sellers shall have no liability pursuant to Section 10.2(a) or the Scheduled Environmental Items in excess of 15% of the Adjusted Purchase Price in the aggregate (the “Cap”). Except for Losses relating to the Buyer Fundamental Warranties or fraud or willful misrepresentation, Buyers shall have no liability pursuant to Section 10.3(a) in excess of 15% of the Adjusted Purchase Price in the aggregate.

(f)                                   For the purpose of determining whether there has been a breach of a representation or warranty and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty contained in this Agreement (other than the representations and warranties set forth in Section 3.6(a)) shall be read without regard to any materiality qualifier (including, without limitation, any reference to Material Adverse Effect) contained therein.

Section 10.5                             Claims.  As promptly as is reasonably practicable after becoming aware of the basis for a claim for indemnification under this Agreement not involving a claim, or the commencement of any Proceeding, of the type described in Section 10.6, but in any event no later than ten Business Days after first becoming aware of the basis for such claim, the Indemnified Person shall deliver written notice to the Indemnifying Person of such claim, which notice shall specify in reasonably sufficient detail the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person to the extent known or reasonably calculable, together with such other information as may be reasonably necessary for the Indemnifying Person to determine whether the limitations in Section 10.4 have been satisfied or do not apply; provided that the failure to timely provide such notice shall not release the Indemnifying Person from any of its obligations hereunder except and only to the extent that the Indemnifying Person is actually prejudiced by such delay.

Section 10.6                             Notice of Third Party Claims; Assumption of Defense.  The Indemnified Person shall deliver written notice as promptly as is reasonably practicable, but in any event no later than ten Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be reasonably necessary for the Indemnifying Person to determine whether the limitations in Section 10.4 have been satisfied or do not apply); provided that the failure to timely provide such notice shall not release the Indemnifying Person from any of its obligations hereunder except and only to the extent that the Indemnifying Person is actually prejudiced by such delay.  In the event that such claim or Proceeding is a Tax Claim, the Indemnified Person shall not make any payment of such Tax Claim for at least thirty days (or such shorter period as may be required by applicable Law) after the delivery of such notice.  The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim or Proceeding and (b) upon written notice to the Indemnified Person, at any time during the course of any such claim or Proceeding, assume the defense thereof with counsel of its own choice, which counsel shall be reasonably acceptable to the Indemnified Person, and, in the event of such assumption, shall have the exclusive right (subject to clause (i) in the proviso in Section 10.7) to settle or compromise such claim or Proceeding; provided that (A) the Indemnifying Person conducts the settlement or defense in an active and diligent manner, (B) the claim is not in respect of any matter involving criminal liability, (C) the matter that is the subject of the claim does not seek as a cause of action the imposition of an equitable or injunctive remedy that is binding upon the Business Entities or any of their Affiliates, (D) the amount at issue in such claim (together with all pending and previously resolved claims) does not exceed the Cap, calculated based on the amount that could reasonably be expected to be paid with respect to such claims assuming that the party bringing such claim against the Indemnified Person were to prevail.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person; provided that, if the Indemnifying Person assumes the defense of a Tax Claim, the Indemnifying Person shall have full control over the defense of such Tax Claim and nothing in this Agreement or otherwise shall require the Indemnifying Person to provide the Indemnified Person with access to, or information regarding, the Indemnifying Person’s U.S. Federal or state combined or unitary Tax Returns which the Indemnifying Person reasonably deems to be confidential; provided further that the Indemnifying Person shall pay all reasonable costs and expenses of counsel for the Indemnified Person if both the Indemnified Person and the Indemnifying Person are named parties to the Proceeding and counsel to the Indemnified Person shall have concluded in good faith that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Person of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Person in respect thereof.  Whether or not the Indemnifying Person chooses to defend or prosecute any such claim or Proceeding, all of the Parties shall reasonably cooperate in the defense or prosecution thereof.

Section 10.7                             Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 10.6) or the Indemnifying Person, as the case may be, of any such claim or Proceeding of the kind referred to in Section 10.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) the Indemnified Person shall not compromise or settle any claim or Proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

Section 10.8                             Time Limits.  Any right to indemnification or other recovery under this Article 10 shall apply only to Losses with respect to which the Indemnified Person shall have delivered written notice to the Indemnifying Person within the applicable time periods prescribed by this Article 10.  If any claim for indemnification or other recovery is timely and properly asserted under this Article 10 and the Parties are unable to resolve such claim in accordance with the provisions of this Article 10, the Indemnified Person shall have the right to invoke the dispute resolution provisions of Section 11.3.

Section 10.9                             Access.  From and after the delivery of a claim notice by any Indemnified Person, such Indemnified Person shall grant the Indemnifying Person and its representatives all reasonable access to the books, records, employees, assets and properties of such Indemnified Person relating to the matters purportedly giving rise to the claim.  All such access shall be granted during normal business hours.

Section 10.10                      Mitigation of Damages.  Each Party shall use commercially reasonable efforts to mitigate any Losses; provided, that in no event shall any Party be obligated to take unreasonably speculative steps to mitigate any Losses and in no event shall Buyers be obligated to bring any Proceedings against any current or former customer.  In furtherance and not limitation of the above, Buyers shall use commercially reasonable efforts to assert and pursue to conclusion claims under the Environmental Policies with respect to any applicable Losses prior to asserting any claims for indemnification pursuant to Article 10.

Section 10.11                      Indemnification as Exclusive Remedy.  Notwithstanding anything in this Agreement or any Related Agreement to the contrary or any right or remedy available under any Law, except as otherwise provided in Section 5.4, Section 5.9, Section 5.17 or Losses relating to fraud or willful misrepresentation, the indemnification provided in this Article 10 shall be the sole and exclusive post-Closing remedy available to any Party for any breach of any representation, warranty, covenant or obligation by any other Party pursuant to this Agreement or otherwise in connection with the purchase and sale of the Shares, and no Party shall pursue or seek to pursue any other remedy.  Except as specifically set forth in or arising under this Article 10, Section 5.4, Section 5.9, Section 5.4Section 5.17 or Losses relating to fraud or willful misrepresentation, from and after the Closing each Party hereby irrevocably waives any rights and claims that it may have against any other Party, whether in law or in equity, arising pursuant to this Agreement or otherwise in connection with the purchase and sale of the Shares, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all claims for breach of duty; provided, however, that nothing in this Agreement shall limit the rights, remedies or claims of any Party with respect to any fraud or willful misrepresentation by any other Party or the failure of any other Party to perform its post-Closing obligations under the Related Agreements.

Section 10.12                      Net Losses and Subrogation.

(a)                                 Notwithstanding anything contained herein to the contrary, the amount of any Losses for which an Indemnified Person may be entitled to indemnification under this Article 10 shall be reduced to the extent of (i) any insurance proceeds that the Indemnified Person or any of its Affiliates actually receives with respect to such Losses (including those from affiliated insurance companies), (ii) any tax benefit actually realized by the Indemnified Person or any of its Affiliates arising from the facts or circumstances giving rise to such Losses in the taxable year in which the Loss is incurred or in the succeeding taxable year, and (iii) any recoveries arising from the facts or circumstances giving rise to such Losses obtained by the Indemnified Person or any of its Affiliates from any Person, in each case, net of any costs of recovery or collection thereof.  Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by an Indemnified Person or any of its Affiliates with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person shall promptly pay, or cause its appropriate Affiliates to pay, to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment), in each case, net of any costs of recovery or collection thereof.

(b)                                 Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights and claims of the Indemnified Person and its Affiliates against any Person in respect of the Losses to which such payment relates.  In such a case, the Indemnified Person shall execute, and shall cause its Affiliates to execute, all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 10.13                      Purchase Price Adjustments.  To the extent permitted by applicable law, all Parties shall treat any amounts payable under Section 10.2 or Section 10.3 as adjustments to the Adjusted Purchase Price for all purposes, including Tax purposes.

ARTICLE 11

MISCELLANEOUS

Section 11.1                             Governing Law.  Subject to the provisions of Section 9.2(g) with respect to the Financing Sources and the Financing Source Parties, this Agreement and the rights and duties of the Parties shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 11.2                             Specific Performance.  Each Party hereby acknowledges that the other Parties would be irreparably damaged in the event any of such Party’s covenants or obligations contained in this Agreement were not performed by such Party.  Accordingly, in addition to any other right or remedy each Party may have, each Party may seek and obtain specific performance of the covenants and obligations set forth in this Agreement and may seek and obtain temporary and permanent injunctive relief to prevent any breach or violation hereof, and no bond or other security may be required from any Party in connection therewith.  If any action is brought by a Party to enforce this Agreement, the other Parties hereby waive the defense that there is an adequate remedy at law.

Section 11.3                             Jurisdiction of Disputes; WAIVER OF JURY TRIAL.

(a)                                 Binding Dispute Resolution Agreement. Each Party hereby agrees that any Proceeding in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby (each, a “Dispute”), shall be resolved pursuant to the procedures specified below, which shall be the sole and exclusive means for the resolution of any Dispute.  Judgment on any award may be entered in any court of competent jurisdiction located in the State of Delaware, whether a state or federal court.

(b)                                 Mediation.  The Parties shall attempt to resolve any Dispute by mediation.  If the dispute is not settled by mediation within thirty (30) days after the date of the request by either Party for mediation, then the Dispute shall be resolved by final and binding arbitration.

(c)                                  Arbitration.  Any Dispute not resolved by mediation shall be finally resolved by arbitration administered by the American Arbitration Association under the AAA Commercial Arbitration Rules for Complex Commercial Disputes in effect at the time the arbitration is commenced.

(d)                                 Place and Language.  The place of arbitration shall be New York, New York.  The arbitration shall be conducted in the English language.

(e)                                  Selection of Arbitrators.  The arbitration shall be heard by a panel of three (3) arbitrators.  The Party initiating arbitration will identify its selected arbitrator in connection with its demand for arbitration and the responding Party will identify its selected arbitrator within thirty (30) calendar days of receipt of the demand for arbitration.  The two Party-selected arbitrators shall jointly select the third arbitrator, who will be chairperson of the arbitral tribunal, within thirty (30) days of their confirmation to serve as arbitrators.  If any arbitrators are not selected within these time periods, the American Arbitration Association shall make the selection(s).

(f)                                   Jurisdiction.

(i)                                     The Parties consent to the non-exclusive jurisdiction of any court described in clause (a) of this Section 11.3 in connection with any Proceedings to (i) enforce this arbitration agreement; (ii) seek provisional relief in connection with any arbitration; or (iii) confirm or enforce any arbitration award.

(ii)                                  In furtherance of the foregoing, each Party further irrevocably agrees that in connection with any such Proceeding, such Party will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 11.3 and to service of process upon it in accordance with the rules and statutes governing service of process; agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum; designates, appoints and directs CT Corporation System (unless such party maintains a different authorized agent in Delaware and notifies the other Parties of the authorized agent) as its authorized agent to receive on its behalf service of any and all process and documents in any such Proceeding in Delaware; agrees to notify the other Parties immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in Delaware to serve in place of such agent and deliver to the other Parties written evidence of such substitute agent’s acceptance of such designation; agrees as an alternative method of service to service of process in any such Proceeding by mailing, return receipt requested, of copies thereof to such Party at its address set forth in Section 11.4; agrees that any service made as provided herein shall be effective and binding service in every respect; and agrees that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law.

(iii)                               In the event of any court Proceeding related to this arbitration, the prevailing Party shall be awarded all its costs incurred, including payment of its reasonable attorneys’ fees.

(g)                                  Entry of Judgment.  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(h)                                 Governing Arbitration Law.  The arbitration shall be governed by and any award enforced under the arbitration law of the State of New York.

(i)                                     Interest.  The Parties agree that the arbitrators shall have the authority to award pre-judgment and post-judgment interest.

(j)                                    Confidentiality.  The Parties agree that any arbitration shall be conducted in a confidential manner.  The Parties shall (i) not publicly disclose any information regarding the arbitration or any award issued in the arbitration, except as may be required by Law; and (ii) keep all material used or exchanged in the arbitration confidential and agree that any such material shall be used solely for the purposes of the arbitration, and shall not be used for any business, commercial, competitive or other purpose.

(k)                                 Waiver of Jury Trial.  Each Party shall not, and shall cause its Affiliates not to, file, initiate or bring, or participate in, any Proceeding in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby in or before any Governmental Authority or any other Person other than that specified in clause (a) of this Section 11.3.  EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 11.4                             Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, or by reputable overnight delivery service, postage prepaid, or otherwise delivered by hand, by facsimile, by electronic mail or by messenger, addressed to the respective Parties at the addresses and/or facsimile numbers or electronic mail addresses set forth below or to such other address and/or facsimile number or electronic mail address as the Party to whom notice is to be given may have further furnished to the others in writing in accordance herewith.

if to any Seller:	Polypore International, Inc.
11430 North Community House
Suite 350
Charlotte, NC 28277
Attention: Christopher J. McKee
Facsimile: (704) 587-8796
Email: chris.mckee@polypore.net

with a copy to:	Parker Poe Adams & Bernstein LLP
Three Wachovia Center
401 South Tryon Street, Suite 3000
Charlotte, North Carolina 28202
Attention: R. Douglas Harmon
Facsimile: (704) 335-4485
Email:

if to any Buyer:	c/o Seven Mile Capital Partners LLC
515 Madison Avenue
New York, NY 10022
Attention: Vincent P. Fandozzi
Facsimile: (646) 737-1939
Email: vfandozzi@sevenmilecp.com

with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: William H. Gump
Telephone: 212-728-8000
Facsimile: 212-728-8111
Email: wgump@willkie.com

Notice shall be deemed to have been given on the date of receipt, evidenced by the records of the commercial delivery services, by the return receipt or by facsimile or electronic mail confirmation report.

Section 11.5                             Waivers.  Except as otherwise provided in Article 10, the failure of a Party at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 11.6                             Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 11.7                             Entire Agreement.  This Agreement and the Related Agreements constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements, arrangements and understandings, both written and oral, with respect to the subject matter hereof and thereof.  Notwithstanding anything to the contrary contained in this Agreement, the Sellers and the Seller Parent acknowledge and agree that (i) the Sellers and the Seller Parent derive no contractual rights, whether as third party beneficiary or otherwise, under the Debt Commitment Letter or any financing documents related to the Debt Financing and will not be entitled to enforce the Debt Commitment Letter or any document against any Financing Source or Financing Source Party, including any agent, arranger, bookrunner, lender, letter of credit issuer or other financing party that is a party to the Debt Commitment Letter or any financing documents related to the Debt Financing, (ii) the Sellers and the Seller Parent each waives and agrees not to pursue any claim (including any claim under contracts, any claim in tort and any claim for specific performance) it may have against any Financing Source or Financing Source Party with respect to the failure of the Debt Financing to close, (iii) no Financing Source or Financing Source Party shall have any liability hereunder, and (iv) the Financing Sources will have no obligation to provide any Debt Financing except in accordance with the terms and conditions of the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing.

Section 11.8                             Amendment.  Except as provided in Section 11.13 and subject to FTC approval, this Agreement may be amended, modified or supplemented only in writing signed by each Buyer and each Seller; provided, however, that no amendment or modification may be made to Section 9.2(g),  11.3, 11.7, or this Section 11.8 that is adverse to the Financing Sources or any Financing Source Party without the consent of the Financing Sources.

Section 11.9                             Binding Effect; Assignment.  This Agreement and all of the provisions contained herein shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any Party, by operation of law or otherwise, without the prior written consent of each of the other Parties (which consent may be granted or withheld in the sole discretion of each of the other Parties); provided further, however, that (a) Buyers shall be permitted to assign all or part of their respective rights or obligations hereunder to one or more of their respective Affiliates, but no such assignment shall relieve any such assignor of its obligations under this Agreement, (b) Buyers shall be permitted to collaterally assign their respective rights and remedies under this Agreement and other Related Agreements to the Financing Sources (and their successors and assigns) providing the Debt Financing or Alternate Financing, but no such assignment shall relieve any such assignor of its obligations under this Agreement, and (c) Buyers shall be permitted to assign this Agreement and all of their respective rights and obligations hereunder to a bona fide purchaser of all or substantially all of the Business.  Any attempted assignment in violation of this Section 11.9 shall be void.

Section 11.10                      Remittances.  All remittances, payments, mail and other communications relating to the Business Entities received by Sellers or any of their respective Affiliates at any time after the Closing shall be promptly delivered to Buyers by Sellers.  All remittances, payments, mail and other communications relating to the Other Seller Businesses received by Buyers or any of its Affiliates (including, after the Closing, the Business Entities) at any time after the Closing shall be promptly delivered to Sellers by Buyers.

Section 11.11                      No Third Party Beneficiaries.  Except as provided in Article 10 or Section 5.8, or with respect to the Financing Source Parties, as provided in Section 9.2 and Article 11, nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, on any Persons other than the Parties and their successors and permitted assigns.

Section 11.12                      Publicity.  Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby shall be made by any Party or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the other Parties as to form, content, timing and manner of distribution or publication.  On and after the Closing Date, each Party shall maintain confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, nothing in this Section 11.12 shall prevent any Party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange, (b) disclosing this Agreement or any of the Related Agreements or their contents or the transactions contemplated hereby or thereby to (i) current and future officers, directors, employees, representatives and agents of such Party and its Affiliates on a need to know basis, and (ii) current and potential lenders to, investors in and purchasers of such Party and its Affiliates, (c) disclosing the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure except to the extent maintaining confidentiality of such information is necessary to comply with any applicable securities Laws or (d) enforcing its rights hereunder.

Section 11.13                      Materiality; Disclosure Schedules.  As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to the Business” and the concept of the “material” nature of an effect upon the Business Entities or the Business shall be measured relative to the entire Business taken as a whole.  However, in an effort to achieve clarity and avoid any misunderstanding, there have been included in the Schedules (and may be included elsewhere in this Agreement) items that are not “material” within the meaning of the immediately preceding sentence, and such inclusion shall not be deemed to be an agreement or representation by any Seller that such items are “material” or to further define the meaning of such term for purposes of this Agreement.  Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed with respect to each other Schedule to the extent the relevance of such disclosure to such other Schedule is reasonably apparent on its face.  Neither the specification of any dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement.  Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement.

Section 11.14                      DISCLAIMER OF WARRANTIES.  EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3, SELLERS ARE SELLING THE SHARES ON AN “AS IS, WHERE IS” BASIS, AND EACH SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED.  WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, SELLERS HEREBY DISCLAIM ANY WARRANTY OF TITLE OR NON-INFRINGEMENT, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING.  BUYERS ACKNOWLEDGE AND AGREE THAT THEY ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3.  Sellers make no representations or warranties, express or implied, with respect to any projections, forecasts, forward-looking statements or any other information made available to Buyers.  There is no assurance that any projected or forecasted results will be achieved.  None of the Business Entities, any Seller, any of their respective Affiliates or any other Person acting on their behalf will have or be subject to any liability or indemnification obligation to Buyers or any other Person resulting from the distribution to Buyers, or use by Buyers of, any such information, including any information, documents, projections, forecasts or other material made available to Buyers or any of their Affiliates in certain “data rooms,” confidential information memoranda, management presentations or in any other form in expectation of the transactions contemplated by this Agreement and the Related Agreements.  Buyers acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyers are familiar with such uncertainties, that Buyers are taking full responsibility for making and have made their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and agree that neither Buyers nor any of their respective Affiliates shall have any claim with respect thereto against the Business Entities, any Seller, any of their respective Affiliates or any other Person acting on their behalf.

Section 11.15                      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.16                      Language; Construction.  The language used in this Agreement and the Related Agreements is the language chosen by the Parties to express their mutual intent, and no rule of strict construction is to be applied against any Party.  The Parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or the Related Agreements.

Section 11.17                      Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 11.18                      Seller Parent Guarantee.  Seller Parent hereby fully and unconditionally guarantees the timely and full performance of all of the payment obligations of Sellers under this Agreement, including, without limitation, Sellers’ obligations under Article 10, as if it were Sellers.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

DARAMIC ACQUISITION CORP.

By:	/s/ Tim Riney
Name:	Tim Riney
Title:	VP Finance

POLYPORE BV

By:	/s/ D. Beets	/s/ Robert B. Toth
Name:	D. Beets	Robert B. Toth
Title:	Director B	President & CEO

POLYPORE INTERNATIONAL, INC.

By:	/s/ Robert B. Toth
Name:	Robert B. Toth
Title:	President & CEO

SEVEN MILE CAPITAL PARTNERS TOP, INC.

By:	/s/ Vincent P. Fandozzi
Name:	Vincent P. Fandozzi
Title:

SASR ZWEIUNDFÜNFZIGSTE BETEILIGUNGSVERWALTUNG GMBH

By:	/s/ Vincent P. Fandozzi
Name:	Vincent P. Fandozzi
Title: